As filed with the Securities and Exchange Commission on July 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BARCLAYS BANK PLC

(Exact name of Registrant as specified in its charter)

ENGLAND

(State or other jurisdiction of incorporation or organisation)

None

(I.R.S. Employer Identification No.)

1 Churchill Place

London E14 5HP, England

Tel. No: 011-44-20-7116-1000

(Address and telephone number of Registrant’s principal executive offices)

Michael Montgomery

Barclays Bank PLC

200 Park Avenue, New York, New York 10166

Tel. No: 212-412-4000

(Name, address and telephone number of agent for service)

Please send copies of all communications to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN England

Tel. No.: 011-44-20-7959-8900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Unit (3)(4)	Proposed Maximum Aggregate Offering Price (1)(3)(4)	Amount of Registration Fee
Senior Debt Securities
Dated Subordinated Debt Securities
Undated Subordinated Debt Securities	$9,360,714,000	100%	$9,360,714,000	$1,101,756
Preference Shares
American Depositary Shares

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.C of Form F-3. In U.S. dollars or their equivalent in foreign denominated currencies or composite currencies.
(2)	This Registration Statement also covers an undeterminable amount of the registered securities that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of Barclays Bank PLC.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	In no event will the aggregate initial public offering price of the Senior Debt Securities, Dated Subordinated Debt Securities, Undated Subordinated Debt Securities, Preference Shares and American Depositary Shares issued under this Registration Statement and the unsold securities registered under this Registration Statement and the unsold securities under the Registration Statements referred to below exceed $13,000,000,000 or if any Senior Debt Securities, Dated Subordinated Debt Securities or Undated Subordinated Debt Securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of $13,000,000,000 to the Registrant or (ii) with a principal amount denominated in a foreign currency or composite currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $13,000,000,000.
(5)	Registration fees have been previously paid relating to $3,639,286,000 of unsold securities registered under Registration Statements previously filed by Barclays Bank PLC, as explained below. Remitted herewith is $1,101,756, representing the registration fee for the additional $9,360,714,000 of securities being registered on this Registration Statement.

In accordance with Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus that also relates to Registration Statements on Form F-3 (File No. 333-12384 and File No. 333-85646) previously filed by Barclays Bank PLC and declared effective, respectively, on August 11, 2000 and July 1, 2002. This Registration Statement constitutes Post-Effective Amendment No. 2 to Barclays Bank PLC’s Registration Statement on Form F-3 (File No. 333-12384) and Post-Effective Amendment No. 1 to Barclays Bank PLC’s Registration Statement on Form F-3 (File No. 333-85646) with respect to the remaining $3,639,286,000 of unsold securities thereunder. Such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This registration statement contains a prospectus relating to both of the following:

•	the initial offering of newly-issued Senior Debt Securities, Dated Subordinated Debt Securities, Undated Subordinated Debt Securities, Preference Shares and American Depositary Shares of Barclays Bank PLC on a delayed or continuous basis, at an aggregate initial public offering price of up to $13,000,000,000; and

•	market-making transactions that may occur on a delayed or continuous basis in the Senior Debt Securities, Dated Subordinated Debt Securities, Undated Subordinated Debt Securities, Preference Shares and American Depositary Shares described above, after they are initially offered and sold.

When the prospectus is delivered to an investor in the initial offering described above, the investor will be informed of that fact in the confirmation of sale. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 22, 2005

BARCLAYS BANK PLC

Debt Securities

Preference Shares

American Depositary Shares

up to an aggregate initial offering price of $13,000,000,000 or the equivalent thereof in other currencies

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.

We will give you the specific terms of the securities, and the manner in which they are offered, in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. We may offer and sell these securities to or through one or more underwriters, dealers and agents, including Barclays Capital Inc., or directly to purchasers, on a delayed or continuous basis. We will indicate the names of any underwriters in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this prospectus in the initial sale of these securities. In addition, Barclays Capital Inc. or another of our affiliates may use this prospectus in a market-making transaction in any of these securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

The securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Barclays Capital

The date of this prospectus is             , 2005

FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, with respect to certain of our plans and our current goals and expectations relating to our future financial condition and performance. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, or other words of similar meaning. By their nature, forward-looking statements involve risk and uncertainty because they relate to future events and circumstances, including, but not limited to the further development of standards and interpretations under International Financial Reporting Standards (“IFRS”) applicable to past, current and future periods, evolving practices with regard to the interpretation and application of standards under IFRS and pending tax elections with regards to certain subsidiaries as well as U.K. domestic and global economic and business conditions, market related risks such as changes in interest rates and exchange rates, the policies and actions of governmental and regulatory authorities, changes in legislation, the outcome of pending and future litigation and the impact of competition, a number of which factors are beyond our control. As a result, our actual future results may differ materially from the plans, goals, and expectations set forth in such forward-looking statements. Any forward-looking statements made by or on our behalf speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect any changes in our expectations or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that we have made or may make in documents we have filed or may file with the Securities and Exchange Commission, or SEC, including our annual report on Form 20-F for the fiscal year ended December 31, 2004, as amended.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The most recent information that we file with the Securities and Exchange Commission automatically updates and supersedes earlier information.

We filed our annual report on Form 20-F for the fiscal year ended December 31, 2004 (the “2004 Form 20-F”) with the SEC on March 24, 2005 and an amendment thereto on May 6, 2005. We have also filed extracts from a trading update by Barclays PLC under cover of Form 6-K with the SEC on May 27, 2005. We are incorporating the 2004 Form 20-F, as amended, and the Form 6-K dated May 27, 2005 by reference into this prospectus.

In addition, we will incorporate by reference into this prospectus all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we referred to above which we have incorporated in this prospectus by reference, other than certain exhibits to those documents. You should direct your requests to Barclays Bank PLC, 200 Park Avenue, New York, New York 10166, Attention: General Counsel (telephone: 212-412-4000).

PRESENTATION OF FINANCIAL INFORMATION

We prepared our consolidated financial statements for the year ended December 31, 2004 in accordance with generally accepted accounting standards in the United Kingdom (“U.K. GAAP”), which differs in certain significant respects from U.S. GAAP. For a discussion of significant differences between U.K. GAAP and U.S. GAAP and a reconciliation of consolidated net income and consolidated ordinary shareholders’ equity between amounts calculated under U.K. GAAP and those estimated under U.S. GAAP, you should read pages 91 and 182 -208 of the 2004 Form 20-F.

THE BARCLAYS BANK GROUP

Barclays Bank PLC and its subsidiary undertakings (taken together, the “Group”) is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The Group also operates in many other countries around the world. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group and one of the largest financial services companies in the world by market capitalization.

RECENT DEVELOPMENTS

On May 9, 2005, we announced the terms of an intended recommended acquisition of a majority stake of up to 60 percent in Absa Group Limited (“Absa”) for a total consideration of up to approximately Rand 33 billion (approximately £2.9 billion at an exchange rate of 11.4258 Rand to £1). The acquisition will comprise a scheme of arrangement and a partial offer to shareholders, which are interconditional. Conditions to the acquisition include, among others, the receipt of necessary shareholder acceptances of the partial offer, the passing of necessary Absa shareholder resolutions and the sanctioning of the scheme of arrangement by the High Court of South Africa. The board of directors of Absa has voted unanimously to recommend the acquisition to shareholders. The South African Minster of Finance has approved our application to acquire a majority stake in Absa, and the acquisition has been endorsed by Absa’s black economic empowerment partner.

The Absa transaction is expected to be financed from a combination of available resources and one or more issuances of preference shares. The impact of the transaction and the associated financing is expected to result in a reduction in the Group’s Tier 1 ratio of approximately 60 basis points. In addition, on May 11, 2005, Barclays PLC announced its audited financial results under IFRS from January 1, 2004, which restated the Barclays PLC consolidated 2004 results under U.K. GAAP and provided the opening balance sheet at January 1, 2005. The impact of the introduction of IFRS on the Group’s Tier 1 Capital ratio as at January 1, 2005 is a reduction of approximately 50 basis points from the ratio reported under U.K. GAAP. The impacts of the Absa transaction and the adoption of IFRS disclosed in this paragraph do not reflect the issuance of the Euro 1,400,000,000 4.75% Non-Cumulative Callable Preference Shares on March 15, 2005. On July 7, 2005, we announced that the scheme of arrangement had been sanctioned by the High Court of South Africa, the Order of Court sanctioning the scheme of arrangement has been registered by the Registrar of Companies and the recommended acquisition is unconditional in every respect.

On May 26, 2005, Barclays PLC released its trading update for the quarter ended March 31, 2005. See “Incorporation of Documents by Reference”.

On July 11, 2005, we announced that we had acquired the wealth business of ING Securities Bank (France), which consists of ING Ferri and ING Private Banking on July 1, 2005. As of December 31, 2004, the combined business of ING Ferri and ING Private Banking had net assets of approximately €10 million, and assets under management of approximately €2.7 billion.

On June 30, 2005, we announced that our joint venture with Forensings Sparbanken (also known as Swedbank) to provide credit cards in the Nordic market had commenced operations.

USE OF PROCEEDS

Unless otherwise indicated in the accompanying prospectus supplement, the net proceeds from the offering of the securities will be used to support the development and expansion of our business and/or to strengthen further our capital base. That development and expansion may occur through the development of existing operations, the establishment of new subsidiaries or acquisitions if suitable opportunities should arise.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS AND OTHER APPROPRIATIONS

Ratios of Earnings to Fixed Charges

Our ratios of earnings to fixed charges for the five years ended December 31, 2004, using financial information calculated in accordance with U.K. GAAP and approximate financial information adjusted to reflect U.S. GAAP, were:

	Year ended December 31,
	2004	2003	2002	2001	2000
U.K. GAAP
Excluding interest on deposits	1.48	1.55	1.50	1.40	1.49
Including interest on deposits	1.32	1.35	1.31	1.26	1.29

U.S. GAAP
Excluding interest on deposits	1.47	1.58	1.58	1.47	1.49
Including interest on deposits	1.31	1.36	1.36	1.30	1.29

For the purpose of calculating the ratios of earnings to fixed charges, earnings consist of: (1) income before taxes and minority interests plus fixed charges less (2) unremitted pre-tax loss/income of associated companies and joint ventures. Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor.

Ratios of Earnings to Fixed Charges and Preference Share Dividends and Other Appropriations

Our ratios of earnings to fixed charges and preference share dividends and other appropriations for the five years ended December 31, 2004, using financial information calculated in accordance with U.K. GAAP and approximate financial information adjusted to reflect U.S. GAAP, were:

	Year ended December 31,
	2004	2003	2002	2001	2000
U.K. GAAP
Excluding interest on deposits	1.48	1.55	1.50	1.41	1.49
Including interest on deposits	1.32	1.35	1.31	1.26	1.29

U.S. GAAP
Excluding interest on deposits	1.46	1.34	1.58	1.45	1.47
Including interest on deposits	1.31	1.22	1.36	1.29	1.28

For the purpose of calculating the ratios of earnings to fixed charges and preference share dividends and other appropriations, earnings consist of income before taxes, minority interests and extraordinary items, plus fixed charges and after deduction of the unremitted pre-tax income of associated companies. Fixed charges consist of total interest expense, including or excluding interest on deposits, as appropriate, and the proportion of rental expense deemed representative of the interest factor. Preference share dividends for the five years ended December 31, 2004 represent the amount of pre-tax earnings required to pay dividends on the following issues of the Bank’s preference shares:

•	Non-cumulative Dollar-denominated Preference Shares, Series C1 and Non-cumulative Dollar-denominated Non-voting Preference Shares, Series C2, issued (and offered and sold as units) in June 1990 and redeemed in June 2000;

•	Non-cumulative Dollar-denominated Preference Shares, Series D1 and Non-cumulative Dollar-denominated Non-voting Preference Shares, Series D2 issued (and offered and sold as units) in March 1991 and redeemed in March 2001; and

•	Euro-denominated 4.875 per cent. Non-Cumulative Callable Preference Shares, issued in December 2004.

Other appropriations represent amounts payable in respect of reserve capital instruments that the Bank issued in May 2000, September 2000 and June 2001.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out our authorized and issued share capital and our shareholders’ funds, indebtedness and contingent liabilities as of December 31, 2004. The figures set out in the following table were extracted from our audited financial statements for the year ended December 31, 2004, which were prepared in accordance with U.K. GAAP. We will prepare our financial statements for periods subsequent to December 31, 2004 in accordance with IFRS.

As of December 31, 2004
‘000
Share capital of Barclays Bank PLC
Authorized ordinary share capital - shares of £1 each	3,000,000
Authorized preference share capital - shares of $0.01 each(1)	150,000
Authorized preference share capital - shares of $100 each(2)	—
Authorized preference share capital - shares of €100 each	400
Authorized preference share capital - shares of £1 each	1
Authorized preference share capital - shares of £100 each(3)	—
Ordinary shares - issued and fully paid shares of £1 each	2,309,361
Preference shares - issued and fully paid shares of $0.01 each	—
Preference shares - issued and fully paid shares of $100 each(2)	—
Preference shares - issued and fully paid shares of €100 each(4)	100
Preference shares - issued and fully paid shares of £1 each(5)	1
Preference shares - issued and fully paid shares of £100 each(3)	—

£ million
Group shareholders’ funds
Called up share capital	2,316
Share premium(6)	6,531
Revaluation reserve	24
Profit and loss account	9,400
Total shareholders’ funds – equity and non-equity	18,271

Group indebtedness
Loan capital
Undated loan capital - non-convertible	6,149
Dated loan capital - convertible to preference shares	15
Dated loan capital - non-convertible(7)	6,113
Debt securities in issue(8)	67,806

Total indebtedness	80,083

Total capitalisation and indebtedness	98,354

Group contingent liabilities
Acceptances and endorsements	303
Guarantees and assets pledged as collateral security	30,011
Other contingent liabilities	8,245

(1) On June 1, 2005, we consolidated the 150,000,000 preference shares of $0.01 into 6,000,000 preference shares of $0.25 each, and authorized a further 74,000,000 of such shares.

(2) On June 1, 2005, we authorized 400,000 preference shares of $100 each. On June 8, 2005, we issued 100,000 of such shares at an issue price of $10,000 per share.

(3) On June 1, 2005, we authorized 400,000 preference shares of £100 each. On June 22, 2005, we issued 75,000 of such shares at an issue price of £9,956.20 per share.

(4) On March 15, 2005, we issued 140,000 preference shares of Euro 100 each at an issue price of Euro 9,911.80 per share.

(5) This figure reflects 1,000 preference shares of £1 each issued by us to Barclays PLC on December 31, 2004.

(6) As a result of the issue of the preference shares referred to in footnotes 2, 3 and 4, share premium has increased by approximately £2.2 billion (using for non-sterling issues the exchange rate prevailing at the date of issue of such shares).

(7) On February 23, 2005, we issued $150,000,000 4.75% Fixed Rate Subordinated Notes due 2015. On February 25, 2005, we issued $1,500,000,000 Callable Floating Rate Subordinated Notes due 2015. On April 15, 2005, Euro 115 million Floating Rate Subordinated Notes due 2005 matured and on April 25, 2005, Euro 300 Million Floating Rate Subordinated Notes due 2005 matured. On June 1, 2005, we issued $75,000,000 4.38% Fixed Rate Subordinated Notes due 2015.

(8) On the basis of our internal unaudited IFRS figures, the amount of debt securities in issue increased from £81 billion to approximately £95 billion between January 1, 2005 and May 31, 2005. This represents an increase of approximately 18%.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. It sets forth possible terms and provisions for each series of debt securities. Each time that we offer debt securities, we will prepare and file a prospectus supplement with the Securities and Exchange Commission, which you should read carefully. The prospectus supplement may contain additional terms and provisions of those securities. If there is any inconsistency between the terms and provisions presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.

The debt securities of any series will be either our senior obligations (the “Senior Debt Securities”) or our subordinated obligations (the “Subordinated Debt Securities”). Neither the Senior Debt Securities nor the Subordinated Debt Securities will be secured by any assets or property of Barclays Bank PLC. The Subordinated Debt Securities will either have a stated maturity (the “Dated Subordinated Debt Securities”) or will not have a stated maturity (the “Undated Subordinated Debt Securities”). Some Undated Subordinated Debt Securities may be entirely or partially convertible into our preference shares, at our option.

We will issue Senior Debt Securities, Dated Subordinated Debt Securities and Undated Subordinated Debt Securities under indentures (respectively the “Senior Debt Indenture”, “Dated Debt Indenture” and “Undated Debt Indenture”) between us and The Bank of New York, as trustee. The terms of the debt securities include those stated in the relevant indenture, and those made part of the indenture by reference to the Trust Indenture Act. The Senior, Dated and Undated Debt Indentures are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures”. We have filed a copy of, or the forms of, each indenture as exhibits to the registration statement, of which this prospectus is a part.

Because this section is a summary, it does not describe every aspect of the debt securities in detail. This summary is subject to, and qualified by reference to, all of the definitions and provisions of both the indentures and each series of debt securities. Certain terms, unless otherwise defined here, have the meaning given to them in the relevant indenture.

General

The debt securities are not deposits and are not insured by any regulatory body of the United States or the United Kingdom.

Because we are a holding company as well as an operating company, our rights to participate in the assets of any of our subsidiaries upon its liquidation will be subject to the prior claims of the subsidiaries’ creditors, including, in the case of our bank subsidiaries, their respective depositors, except, in our case, to the extent that we may ourselves be a creditor with recognized claims against the relevant subsidiary.

The indentures do not limit the amount of debt securities that we may issue. We may issue the debt securities in one or more series, or as units comprised of two or more related series. The prospectus supplement will indicate for each series or of two or more related series of debt securities:

•	whether the debt securities have a maturity date and if so, what that date is;

•	the specific designation and aggregate principal amount of the debt securities;

•	the prices at which we will issue the debt securities;

•	if interest is payable, the interest rate or rates, or how to calculate the interest rate or rates;

•	whether we will issue the Senior Debt Securities or Dated Subordinated Debt Securities as Discount Securities, as explained below, and the amount of the discount;

•	provisions, if any, for the discharge and defeasance of Senior Debt Securities or Dated Subordinated Debt Securities of any series;

•	any condition applicable to payment of any principal, premium or interest on Senior Debt Securities or Dated Subordinated Debt Securities of any series;

•	the dates and places at which any payments are payable;

•	the terms of any mandatory or optional redemption;

•	the denominations in which the debt securities will be issued, which may be an integral multiple of either $1,000, $25 or any other specified amount;

•	the amount, or how to calculate the amount, that we will pay the Senior Debt Security holder or Dated Subordinated Debt Security holder, if the Senior Debt Security or Dated Subordinated Debt Security is redeemed before its stated maturity or accelerated, or for which the trustee shall be entitled to file and prove a claim;

•	whether and how the debt securities may or must be converted into any other type of securities, or their cash value, or a combination of these;

•	the currency or currencies in which the debt securities are denominated, and in which we make any payments;

•	whether we will issue the debt securities wholly or partially as one or more global debt securities;

•	what conditions must be satisfied before we will issue the debt securities in definitive form (“definitive debt securities”);

•	any index we will use to determine the amount of any payments on the debt securities;

•	any other or different Senior Events of Default, in the case of Senior Debt Securities, or any other or different Subordinated Events of Default, Dated Debt Defaults or Undated Debt Defaults, in the case of Subordinated Debt Securities, or covenants applicable to any of the debt securities, and the relevant terms if they are different from the terms in the applicable indenture;

•	any restrictions applicable to the offer, sale and delivery of the debt securities;

•	if we will pay Additional Amounts, as explained below, on the debt securities;

•	whether we will issue the debt securities in registered form (“registered securities”) or in bearer form (“bearer securities”) or both;

•	whether and how bearer securities may be exchanged for registered securities;

•	for registered securities, the record date for any payment of principal, interest or premium;

•	any listing of the debt securities on a securities exchange;

•	any other or different terms of the debt securities; and

•	what we believe are any additional material United States federal and United Kingdom tax considerations.

Debt securities may bear interest at a fixed rate or a floating rate or we may sell Senior Debt Securities or Dated Subordinated Debt Securities that bear no interest or that bear interest at a rate below the prevailing market interest rate or at a discount to their stated principal amount (“Discount Securities”). The relevant prospectus supplement will describe special United States federal income tax considerations applicable to Discount Securities or to debt securities issued at par that are treated for United States federal income tax purposes as having been issued at a discount.

Holders of debt securities have no voting rights except as explained below under “ – Modification and Waiver” and “Senior Events of Default; Subordinated Event of Default and Defaults; Limitation of Remedies”.

Market-Making Transactions. If you purchase your debt security and/or any of our other securities we describe in this prospectus in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Barclays Capital Inc. or another of our affiliates resells a security that it has previously acquired from another holder. A market-

making transaction in a particular debt security occurs after the original issuance and sale of the debt security.

Legal Ownership; Form of Debt Securities

Street Name and Other Indirect Holders. Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name.

Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required. An investor who holds debt securities in street name should check with the investor’s own intermediary institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how the investor can instruct it to send the investor’s debt securities, registered in the investor’s own name so the investor can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to an investor who holds in street name or other indirect means, either because the investor chooses to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to the investor as a street name customer but does not do so.

Global Securities. A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

We require that the global security be registered in the name of a financial institution we select. In addition, we require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. Unless the applicable prospectus supplement indicates otherwise, each series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

Investors in debt securities that are issued only in the form of global debt securities should be aware that:

•	They cannot get debt securities registered in their own name.

•	They cannot receive physical certificates for their interest in debt securities.

•	They will be a street name holder and must look to their own bank or broker for payments on the debt securities and protection of their legal rights relating to the debt securities, as explained earlier under “Legal Ownership – Street Name and Other Indirect Holders”.

•	They may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to their interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Legal Ownership – Street Name and Other Indirect Holders” and “Legal Ownership – Direct Holders”.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•	When a Senior Event of Default, in the case of Senior Debt Securities, or a Subordinated Event of Default, Dated Debt Default or Undated Debt Default, in the case of Subordinated Debt Securities, has occurred and has not been cured. Defaults are discussed below under “Senior Events of Default; Subordinated Event of Default and Defaults; Limitation of Remedies”.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “holder” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the subsection entitled “Legal Ownership – Street Name and Other Indirect Holders”.

Payment and Paying Agents. We will pay interest to direct holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if the direct holder no longer owns the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement.

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. Investors must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

Payments; Deferred Payments; Missed Payments

The relevant prospectus supplement will specify the date on which we will pay interest, if any, and, in the case of Senior Debt Securities or Dated Subordinated Debt Securities, the date for payments of principal and any premium, on any particular series of debt securities. The prospectus supplement will also specify the interest rate or rates, if any, or how rate or rates will be calculated.

Dated Subordinated Debt Securities

Unless the relevant prospectus supplement provides otherwise, and subject also to the following paragraph, if we do not make a payment on a series of Dated Subordinated Debt Securities on any payment date, our obligation to make that payment shall be deferred (a “Deferred Payment”), until:

•	if it is an interest payment, the date we pay a dividend on any class of our share capital, and

•	if it is a payment of principal, the first business day after the date that falls six months after the original payment date.

Each of the above dates is a “deferred payment date”. Our failure to make a payment before the deferred payment date is not a Dated Debt Default nor will it allow any holder to sue us or take any other action for the payment. Each Deferred Payment will accrue interest at the rate which prevailed for that series of Dated Subordinated Debt Securities immediately before the payment’s original payment date. Any such Deferred Payment shall not be treated as due for any purpose, including for the purpose of determining whether a default has occurred, until the deferred payment date. The term “business day” means any weekday, other than one on which banking institutions are authorized or obligated by law or executive order to close in any jurisdiction where payments on the debt security are payable.

If we so provide in the relevant prospectus supplement and notwithstanding any other provision of the Dated Subordinated Debt Securities, we will be entitled, by notice in writing to the trustee (a “deferral notice”), to defer the due date for payment of any principal, premium or interest in respect of that series of Dated Subordinated Debt Securities when the Financial Services Authority has requested or required us to make that deferral. Accordingly, on providing a deferral notice, the payment due date of the principal, premium or interest (the “Tier 3 Deferred Payment”) shall be deferred. As a result, we will not have to make that payment on the date that it would otherwise have become due and payable.

Interest will continue to accrue on the deferred principal at the rate prevailing immediately before the due date of that principal amount, unless the relevant prospectus supplement otherwise specifies. This interest, however, shall only become due and payable according to the following sentence. Promptly upon being satisfied that the Financial Services Authority will not object to our payment of the whole or any part of any Tier 3 Deferred Payment, and, unless the payment was deferred as described in the first paragraph under this section “Dated Subordinated Debt Securities”, we will give notice to the trustee in writing. The relevant Tier 3 Deferred Payment, or the appropriate part of it, and any accrued interest shall become due and payable on the seventh day after the date of the payment notice, the “Tier 3 Deferred Payment Date”. In addition, if a Subordinated Event of Default occurs all unpaid Tier 3 Deferred Payments in respect of Dated Subordinated Debt Securities of a series shall become due and payable in full upon acceleration of payment of the Dated Subordinated Debt Securities of that relevant series. In case of acceleration, if more than one Tier 3 Deferred Payment remains unpaid in respect of Dated Subordinated Debt Securities of any series, payment shall be made pro rata according to the amounts of the unpaid Tier 3 Deferred Payments and the interest accrued at the time a Subordinated Event of Default has occurred.

Our failure to make any payment prior to a Tier 3 Deferred Payment Date to the extent permitted by the provisions we have just described shall not constitute a Dated Debt Default by us or otherwise allow any holder to sue or take any action for that payment. Any Tier 3 Deferred Payment deferred according to these provisions shall not be treated as due for any purpose, including for the purpose of ascertaining whether a Dated Debt Default has occurred, until the Tier 3 Deferred Payment Date.

We are currently obliged to notify the U.K. Financial Services Authority (the “Financial Services Authority”) if our capital for regulatory capital adequacy purposes falls below its target capital requirement, as set by the Financial Services Authority. The Financial Services Authority may require deferral of payment of principal and interest on Dated Subordinated Debt Securities in that case.

Undated Subordinated Debt Securities

We are not required to make payments on any series of Undated Subordinated Debt Securities on any payment date except as we discuss in the following paragraph. Our failure to make a payment (unless the payment is required as we describe in the following two paragraphs) shall not constitute an Undated Debt Default by us for any purpose. Any payment that we do not make in respect of any series of Undated Subordinated Debt Securities on any applicable payment date, together with any other unpaid payments, shall, so long as they remain unpaid, constitute “Missed Payments”. Missed Payments will accumulate until paid, but will not bear interest.

We may choose to pay any Missed Payments in whole or in part at any time on not less than 14 days’ notice to the trustee. However, all outstanding Missed Payments in respect of all Undated Subordinated Debt Securities of a particular series shall, subject to the solvency condition as explained below, become due and payable in full on whichever is the earlier of:

•	the date on which a dividend is next paid on any class of share capital of Barclays PLC, or any other ultimate holding company of us, or if there is no holding company, ourselves, or on any class of our preference share capital,

•	the date fixed for any redemption of the Undated Subordinated Debt Securities, and

•	the commencement of our winding-up in England.

If we give notice of our intention to pay the whole or part of the Missed Payments on the Undated Subordinated Debt Securities of any series, we shall be obliged, subject to the solvency condition, to do so at the time specified in our notice. When Missed Payments in respect of Undated Subordinated Debt Securities of any series are paid in part, each part payment shall be in respect of the full amount of Missed Payments accrued on the payment date or consecutive payment dates furthest from the date of payment.

All payments of principal, premium and interest, including any Missed Payments, on or with respect to the Undated Subordinated Debt Securities of any series will be conditional upon our being solvent at the time of our payment, and remaining solvent immediately after our payment. This is called the “solvency condition”. The solvency condition must also be satisfied when, and immediately after, we or any of our subsidiaries repurchase Undated Subordinated Debt Securities, except a purchase in the ordinary course of a business dealing in securities. For the purposes of the solvency condition, we shall be solvent if

•	we are able to pay our debts as they fall due and

•	our total unconsolidated gross tangible assets exceed our total unconsolidated gross liabilities, subject to certain adjustments specified in the indenture; provided, that as to any event conditional on the solvency condition other than an optional redemption or repurchase, liabilities shall exclude those to persons who are not Undated Debt Senior Creditors (as defined below).

A report as to our solvency by one Director or a senior executive or, in certain circumstances as provided in the indenture, our Auditors, or, if we are in winding-up in England, our liquidator, shall, absent proven error, be treated and accepted by us, the trustee and the holders of Undated Subordinated Debt Securities and the Coupons (if any) appertaining thereto, as correct and sufficient evidence of solvency or insolvency.

If we are unable to make any payment on or with respect to the Undated Subordinated Debt Securities of any series because we are unable to satisfy the solvency condition, the amount of any such payment which we would otherwise make will be available to meet our losses. If we are wound-up, applicable insolvency law may limit the right to claim for any amount payable, including interest and Missed Payments, on the Undated Subordinated Debt Securities.

Ranking

Senior Debt Securities. Senior Debt Securities and the Coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Dated Subordinated Debt Securities. In the event of our winding-up in England (liquidation), the claims of the trustee, the holders of the Dated Subordinated Debt Securities and the holders of the Coupons (if any)

appertaining thereto, will be postponed to the claims of all of our other creditors, including any claims related to the Senior Debt Securities, except for:

•	claims in respect of Existing Senior Subordinated Obligations, Capital Note Claims and Subordinated Guarantee Claims (each as defined in the Dated Debt Indenture) and any other claims ranking or expressed to rank equally with them and/or with claims in respect of the Dated Subordinated Debt Securities (“Dated Debt Other Pari Passu Claims”); and

•	any other claims ranking junior to the excepted claims referred to above and/or to claims in respect of Dated Subordinated Debt Securities.

The claims of such other creditors, with the foregoing exceptions, are referred to in this document as “Dated Debt Senior Claims”. Accordingly, no amount will be payable in our winding-up in respect of claims in relation to the Dated Subordinated Debt Securities or the Coupons (if any) appertaining thereto until all Dated Debt Senior Claims admitted in our winding-up have been satisfied.

Any amounts in respect of the Dated Subordinated Debt Securities and the Coupons (if any) appertaining thereto paid to the holders of such Dated Subordinated Debt Securities, the holders of the Coupons appertaining thereto (if any) or to the trustee pari passu with the amounts payable to other creditors admitted in such winding up will be held by such holders or the trustee upon trust to be applied in the following order: (i) to the amounts due to the trustee in or about the execution of the trusts of the Dated Debt Indenture; (ii) in payment of all Dated Debt Senior Claims outstanding at the commencement of, or arising solely by virtue of, our winding up to the extent that such claims shall be admitted in the winding up and shall not be satisfied out of our other resources; and (iii) in payment of the Dated Subordinated Debt Securities and the Coupons (if any) appertaining thereto. By accepting the Dated Subordinated Debt Securities or the Coupons (if any) appertaining thereto, each holder agrees to be bound by the Dated Debt Indenture’s subordination provisions and irrevocably authorizes our liquidator to perform on behalf of the holder the above subordination trust.

Because of subordination, in the event of our winding-up in England, our creditors who hold Dated Debt Senior Claims may recover more, ratably, than the holders of the Dated Subordinated Debt Securities or the Coupons (if any) appertaining thereto and Dated Debt Other Pari Passu Claims. At December 31, 2004 the amount of outstanding Dated Debt Senior Claims was approximately £455,591 million (including £337,031 million of deposits and £55,226 million of debt securities in issue). Currently we have no limitations on issuing indebtedness which would constitute Dated Debt Senior Claims.

At December 31, 2004, Dated Debt Other Pari Passu Claims were approximately £6,261 million, consisting of debt securities we issued, our guarantees in respect of outstanding debt securities issued by our subsidiaries and intra-group loans to us. The amounts of all securities, guarantees or intra-group loans denominated in a currency other than pounds sterling included in the above totals have been converted at the exchange rates prevailing on December 31, 2004.

Undated Subordinated Debt Securities. The Undated Subordinated Debt Securities of each series will be our unsecured obligations, subject to the solvency condition and the subordination provisions described here. They will rank equally without any preference among themselves and will also rank equally as to subordination with our Undated Debt Other Pari Passu Claims (as defined in the Undated Debt Indenture).

The rights of the trustee and the holders of Undated Subordinated Debt Securities and the Coupons (if any) appertaining thereto will be subordinated to the claims of our creditors:

•	who are our depositors and/or other unsubordinated creditors, or

•	whose claims are, or are expressed to be, subordinated to the claims of depositors and other unsubordinated creditors (whether only in our winding up or otherwise) but not to other claims, or

•

who are subordinated creditors (whether as above or otherwise) other than creditors whose claims constitute Undated Debt Other Pari Passu Claims and creditors whose claims are expressed to rank pari passu with or junior to the claims of the holders of the Undated Subordinated Debt Securities.

These creditors, with the foregoing exceptions, are referred to in this document as “Undated Debt Senior Creditors” and the claims of Undated Debt Senior Creditors are referred to in this document as “Undated Debt Senior Claims”. In the event of our winding-up in England (liquidation) there shall be payable in respect of the Undated Subordinated Debt Securities and the Coupons (if any) appertaining thereto, in lieu of any other payment but subject to the solvency condition, those amounts (if any) as would have been payable as if on the day immediately before the commencement of our winding-up and thereafter, the holders of Undated Subordinated Debt Securities were the holders of a class of preference shares in our capital having a preferential right to a return of assets over the holders of all other classes of shares in our capital issued and outstanding. As a result the holders of the Undated Subordinated Debt Securities would therefore be treated as entitled, to the exclusion of any other rights or privileges, to receive as a return of capital in the winding-up an amount equal to the principal amount of the Undated Subordinated Debt Securities then outstanding, together with any premium and interest accrued to the date of repayment and any Missed Payments. Accordingly, no amount will be payable in our winding-up in England in respect of claims under any Undated Subordinated Debt Securities and the Coupons (if any) appertaining thereto, until all Undated Debt Senior Claims admitted in such winding-up have been satisfied.

Because of the subordination, in the event of our winding-up in England, holders of Undated Debt Senior Claims may recover more, ratably, than holders of the Undated Subordinated Debt Securities, the Coupons (if any) appertaining thereto and Undated Debt Other Pari Passu Claims. In this context, the claims of holders of any Senior Debt Securities, Dated Subordinated Debt Securities then outstanding, the Coupons (if any) appertaining thereto and Dated Debt Other Pari Passu Claims then outstanding, would be included in Undated Debt Senior Claims.

On December 31, 2004, the amount of outstanding Undated Debt Senior Claims was approximately £461,964 million (including £337,031 million of deposits and £55,226 million of debt securities in issue). On December 31, 2004, an aggregate of approximately £3,553 million of Undated Debt Other Pari Passu Claims were outstanding. Currently there is no limitation on our issuing indebtedness which would constitute Undated Debt Senior Claims. If, in our winding-up, the amounts payable with respect to the Undated Subordinated Debt Securities and any Undated Debt Other Pari Passu Claims are not paid in full, the holders will share ratably in any distribution of our assets in proportion to the respective amounts to which they are entitled.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the U.K. or any U.K. political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law. Unless the relevant prospectus supplement provides otherwise, at any time a U.K. taxing jurisdiction requires us to deduct or withhold taxes, we will pay the additional amounts of, or in respect of, the principal of, any premium, and any interest, Deferred Payments, Tier 3 Deferred Payments and Missed Payments on the debt securities (“Additional Amounts”) that are necessary so that the net amounts paid to the holders, after the deduction or withholding, shall equal the amounts which would have been payable had no such deduction or withholding been required. However, we will not pay Additional Amounts for taxes that are payable because:

•

the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engages in business or maintains a permanent establishment or is physically present in, a U.K. taxing jurisdiction requiring that deduction or withholding, or otherwise has some connection with the U.K. taxing jurisdiction other than the holding or ownership of the debt security, or the collection of any payment of, or in respect of, principal of, any premium, or any interest, Deferred Payments, Tier 3 Deferred Payments and

Missed Payments on, any debt securities of the relevant series;

•	except in the case of our winding-up in England, the relevant debt security is presented for payment in the U.K.;

•	the relevant debt security is presented for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of such 30-day period;

•	such deduction or withholding is imposed on a payment to an individual and is required to be made pursuant to the European Union directive on the taxation of savings adopted by the council of the European Union on June 3, 2003;

•	the relevant debt security is presented for payment by a holder who would have been able to avoid such deduction or withholding by presenting the relevant debt security to another paying agent in a member state of the European Union or elsewhere;

•	the holder or the beneficial owner of the relevant debt securities or the beneficial owner of any payment of, or in respect of, principal of, any premium, or any interest, Deferred Payments, Tier 3 Deferred Payments or Missed Payments on the debt securities failed to make any necessary claim or to comply with any certification, identification or other requirements concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or beneficial owner, if that claim or compliance is required by statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a condition to relief or exemption from the taxes; or

•	if the taxes would not have been imposed or would have been excluded under one of the preceding points if the beneficial owner of, or person ultimately entitled to obtain an interest in, the debt securities had been the holder of the debt securities.

Whenever we refer in this prospectus and any prospectus supplement to the payment of the principal of, any premium, or any interest, Deferred Payments, Tier 3 Deferred Payments or Missed Payments, if any, on, or in respect of, any debt securities of any series, we mean to include the payment of Additional Amounts to the extent that, in context, Additional Amounts are, were or would be payable.

Redemption

Redemption or Conversion for tax reasons. Unless the relevant prospectus supplement provides otherwise, and, in the case of Undated Subordinated Debt Securities, if the solvency condition is satisfied, we will have the option to redeem the debt securities of any series upon not less than 30 nor more than 60 days’ notice on any dates as are specified in the applicable prospectus supplement, and we will have the option of converting any Undated Subordinated Debt Securities that are convertible into preference shares, if:

•	we are required to issue definitive debt securities (see “Legal Ownership-Special Situations When a Global Security Will Be Terminated”) and, as a result, we are or would be required to pay Additional Amounts with respect to the debt securities, or

•	we determine that as a result of a change in or amendment to the laws or regulations of a taxing jurisdiction, including any treaty to which the taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement (and, in the case of a successor entity, which becomes effective on or after the date of that entity’s assumption of our obligations), we (or any successor entity) will or would be required to pay holders Additional Amounts, or we (or any successor entity) would not be entitled to claim a deduction in respect of any payments in computing our (or its) taxation liabilities.

In each case, before we give a notice of redemption or conversion, we shall be required to deliver to the trustee a written legal opinion of independent counsel of recognized standing, chosen by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption or conversion. The redemption or conversion must be made in respect of all, but not some, of the debt securities of the relevant series. The redemption price will be equal to 100% of the principal amount of debt securities being redeemed together with any accrued but unpaid interest, Deferred Payments, Tier 3 Deferred Payments and Missed Payments, if any, in respect of such debt securities to the date fixed for redemption or, in the case of Discount Securities, such portion of the principal amount of such Discount Securities as may be specified by their terms.

Optional Redemption. The relevant prospectus supplement will specify whether we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances. The prospectus supplement will also specify the notice we will be required to give, what prices and any premium we will pay, and the dates on which we may redeem the debt securities. Any notice of redemption of debt securities will state:

•	the date fixed for redemption,

•	the amount of debt securities to be redeemed if we are only redeeming a part of the series,

•	the redemption price,

•	that on the date fixed for redemption the redemption price will become due and payable on each debt security to be redeemed and, if applicable, that any interest will cease to accrue on or after the redemption date,

•	the place or places at which each holder may obtain payment of the redemption price and

•	the CUSIP number or numbers, if any, with respect to the debt securities.

In the case of a partial redemption, the trustee shall select the debt securities that we will redeem in any manner it deems fair and appropriate.

We or any of our subsidiaries may at any time purchase debt securities of any series in the open market or by tender (available alike to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows, and, in the case of Undated Subordinated Debt Securities, if the solvency condition is satisfied. We will treat as cancelled and no longer issued and outstanding any debt securities of any series that we purchase beneficially for our own account, other than a purchase in the ordinary course of a business dealing in securities.

We may not redeem at our option any Dated Subordinated Debt Securities nor may we or any of our subsidiaries purchase beneficially or procure others to purchase beneficially for our accounts any Dated Subordinated Debt Securities, other than a purchase in the ordinary course of a business dealing in securities, unless our Auditors shall have reported to the trustee within six months before such redemption or purchase that, in their opinion, based on the most recent published consolidated balance sheet of us and our Subsidiary Undertakings, as defined in the indenture, available at the date of our report, the aggregate book value of the tangible assets of us and our Subsidiary Undertakings exceeds the aggregate book value of the liabilities of us and our Subsidiary Undertakings. We may not redeem any Undated Subordinated Debt Securities unless the solvency condition is satisfied.

In addition, under existing Financial Services Authority requirements, we may not make any redemption or repurchase of any Subordinated Debt Securities, other than a repurchase in the ordinary course of a business dealing in securities, unless the Financial Services Authority consents in advance. The Financial Services Authority may also impose conditions on any redemption or repurchase.

Convertible or Exchangeable Securities

Debt securities that are optionally or mandatorily convertible into preference shares or other of our securities, an index or indices of these securities or any combination of the above are called “convertible securities”. Debt securities that are optionally or mandatorily exchangeable for stock or other securities of another entity or entities, a basket or baskets of these securities, an index or indices of these securities or any combination of the above are called “exchangeable securities”.

Unless the applicable prospectus supplement specifies otherwise, optionally convertible or exchangeable securities will entitle the holder, during a period, or at specific times, to convert or exchange optionally convertible or exchangeable securities into or for the underlying security, basket or baskets of securities, index or indices of securities, or combination of these, at a specified rate of exchange. Optionally convertible or exchangeable securities will be redeemable at our option prior to maturity, if the applicable prospectus supplement so states. If a holder does not elect to convert or exchange the optionally convertible or exchangeable securities before maturity or any applicable redemption date, the holder will receive the principal amount of the optionally convertible or exchangeable securities.

Unless the applicable prospectus supplement specifies otherwise, the holder is not entitled to convert or exchange mandatorily convertible or exchangeable securities before maturity. At maturity, the holder must convert or exchange the mandatorily convertible or exchangeable securities for the underlying security, basket or baskets of securities or index or indices of securities, or a combination of these, at a specified rate of exchange, and, therefore, the holder may receive less than the principal amount of the mandatorily convertible or exchangeable security. If the applicable prospectus supplement so indicates, the specified rate at which a mandatorily convertible or exchangeable security will be converted or exchanged may vary depending on the value of the underlying securities, basket or baskets of securities, index or indices of securities, or combination of these so that, upon conversion or exchange, the holder participates in a percentage, which may be other than 100%, of the change in value of the underlying securities, basket or baskets, index or indices of securities, or combination of these.

Upon conversion or exchange, at maturity or otherwise, the holder of a convertible or exchangeable security may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket or baskets, index or indices, or combination of these, or the cash value thereof, as the applicable prospectus supplement may specify.

In addition, subject to certain conditions specified in the applicable prospectus supplement and unless it specifies otherwise, we may choose to convert all but not part of the Undated Subordinated Debt Securities into preference shares, on any payment date. You should refer to the applicable prospectus supplement for a description of the terms and conditions of this conversion.

Modification and Waiver

We and the trustee may make certain modifications and amendments to the indenture applicable to each series of debt securities without the consent of the holders of the debt securities. We may make other modifications and amendments with the consent of the holder(s) of not less than, in the case of the Senior Debt Securities, a majority of or, in the case of the Subordinated Debt Securities, 66 2/3% in aggregate principal amount of the debt securities of the series outstanding under the applicable indenture that are affected by the modification or amendment. However, we may not make any modification or amendment without the consent of the holder of each affected debt security that would:

•	change the terms of any debt security to include, in the case of an Undated Subordinated Debt Security, a maturity date of its principal amount, or in the case of any other debt security, change the stated maturity date of its principal amount;

•	reduce the principal amount of, or any premium, or interest, Deferred Payments, Tier 3 Deferred Payments or Missed Payments, with respect to any debt security;

•	reduce the amount of principal on a Discount Security that would be due and payable upon an acceleration of the maturity date of any series of Senior Debt Securities or Dated Subordinated Debt Securities;

•	change our obligation, or any successor’s, to pay Additional Amounts;

•	change the places at which payments are payable or the currency of payment;

•	impair the right to sue for the enforcement of any payment due and payable;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Senior Event of Default, Subordinated Event of Default, Dated Debt Default or Undated Debt Default (in each case as defined below);

•	change our obligation to maintain an office or agency in the place and for the purposes specified in the indenture;

•	change the terms and conditions of the preference shares or other securities into which the Undated Subordinated Debt Securities may be converted;

•	modify the subordination provisions, if any, or the terms and conditions of our obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities, in either case in a manner adverse to the holders; or

•	modify the foregoing requirements or the provisions of the indenture relating to the waiver of any past Senior Event of Default, Subordinated Event of Default, Dated Debt Default or Undated Debt Default or covenants, except as otherwise specified.

In addition, material variations in the terms and conditions of Subordinated Debt Securities of any series, including modifications relating to the subordination, if any, of such debt securities, redemption, Subordinated Events of Default, Dated Debt Defaults or Undated Debt Defaults, may require the consent of the Financial Services Authority.

Senior Events of Default; Subordinated Event of Default and Defaults; Limitation of Remedies

Senior Events of Default

Unless the relevant prospectus supplement provides otherwise, a “Senior Event of Default” with respect to any series of Senior Debt Securities shall result if:

•	we do not pay any principal or interest on any Senior Debt Securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in principal amount of the Senior Debt Securities of that series to us requiring the payment to be made. It shall not, however, be a Senior Event of Default if during the 14 days after the notice we satisfy the trustee that such sums (“Withheld Amounts”) were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be a Senior Event of Default if we act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•	we breach any covenant or warranty of the Senior Debt Indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 21 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the Senior Debt Securities of that series and requiring the breach to be remedied or from holders of at least 25% in principal amount of the Senior Debt Securities of that series requiring the breach to be remedied; or

•	either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If a Senior Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the Senior Debt Securities of that series may at their discretion declare the Senior Debt Securities of that series to be due and repayable immediately (and the Senior Debt Securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding Senior Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the Senior Debt Indenture, and must not be unjustly prejudicial to the holder(s) of any Senior Debt Securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

If lawful, Withheld Amounts or a sum equal to Withheld Amounts shall be placed promptly on interest bearing deposit as described in the Senior Debt Indenture. We will give notice if at any time it is lawful to pay any Withheld Amount to holders of Senior Debt Securities or holders of Coupons or if such payment is possible as soon as any doubt as to the validity or applicability of the law, regulation or order is resolved. The notice will give the date on which the Withheld Amount and the interest accrued on it will be paid. This date will be the earliest day after the day on which it is decided Withheld Amounts can be paid on which the interest bearing deposit falls due for repayment or may be repaid without penalty. On such date, we shall be bound to pay the Withheld Amount together with interest accrued on it. For the purposes of this subsection this date will be the due date for those sums. Our obligations under this paragraph are in lieu of any other remedy against us in respect of Withheld Amounts. Payment will be subject to applicable laws, regulations or court orders, but in the case of payment of any Withheld Amount, without prejudice to the provisions described under “ – Additional Amounts”. Interest accrued on any Withheld Amount will be paid net of any taxes required by applicable law to be withheld or deducted and we shall not be obliged to pay any Additional Amount in respect of any such withholding or deduction.

The holder(s) of a majority of the aggregate principal amount of the outstanding Senior Debt Securities of any affected series may waive any past Senior Event of Default with respect to the series, except any default in respect of either:

•	the payment of principal of, or any premium, or interest, on any Senior Debt Securities, or

•	a covenant or provision of the relevant indenture which cannot be modified or amended without the consent of each holder of Senior Debt Securities of the series.

Subject to exceptions, the trustee may, without the consent of the holders, waive or authorize a Senior Event of Default if, in the opinion of the trustee, that Senior Event of Default would not be materially prejudicial to the interests of the holders.

The trustee will, within 90 days of a default with respect to the Senior Debt Securities of any series, give to each affected holder of the Senior Debt Securities of the affected series notice of any default it knows about, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of, or premium, if any, or interest, if any, on the Senior Debt Securities, the trustee will be entitled to withhold notice if the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee determine in good faith that withholding of notice is in the interest of the holder(s).

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the Senior Debt Indenture.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Senior Debt Securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a Senior Event of Default.

Subordinated Event of Default

If either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up, other than under or in connection with a scheme of amalgamation, merger or reconstruction not involving a bankruptcy or insolvency, that order or resolution will constitute a “Subordinated Event of Default” with respect to all of the Subordinated Debt Securities. If a Subordinated Event of Default occurs and is continuing, the trustee or the holder(s) of at least 25% in aggregate principal amount of the outstanding Subordinated Debt Securities of each series may declare any accrued but unpaid payments, or, in the case of Discount Securities, the portion of principal amount specified in its terms, on the debt securities of the series to be due and payable immediately. However, after this declaration but before the trustee obtains a judgment or decree for payment of money due, the holder(s) of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of the series may rescind the declaration of acceleration and its consequences, but only if the Subordinated Event of Default has been cured or waived and all payments due, other than those due as a result of acceleration, have been made.

Dated Debt Defaults. Unless the relevant prospectus supplement provides otherwise, a “Dated Debt Default” with respect to any series of Dated Subordinated Debt Securities shall result if we do not pay any installment of interest upon, or any part of the principal of, and any premium on, any Dated Subordinated Debt Securities of that series on the date on which the payment is due and payable, whether upon redemption or otherwise, and the failure continues for 14 days in the case of interest and seven days in the case of principal. Current Financial Services Authority regulations do not permit us to provide for any additional events of default with respect to Dated Subordinated Debt Securities.

If a Dated Debt Default occurs and is continuing, the trustee may pursue all legal remedies available to it, including the institution of proceedings for our winding-up in England (but not elsewhere), but the trustee may not declare the principal amount of any outstanding Dated Subordinated Debt Securities due and payable. However, failure to make any payment in respect of a series of Dated Subordinated Debt Securities shall not be a Dated Debt Default if the payment is withheld or refused either:

•	in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, or

•	in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time before the expiry of the 14 day period in the case of payment of interest or 7 day period in the case of payment of principal by independent legal advisers acceptable to the trustee.

In the second case, however, the trustee may, by notice to us, require us to take action, including proceedings for a court declaration, to resolve the doubt, if counsel advises it that the action is appropriate and reasonable. In this situation we will take the action promptly and be bound by any final resolution of the doubt. If the action results in a determination that we can make the relevant payment without violating any law, regulation or order then the payment shall become due and payable on the expiration of the 14 day period in the case of payment of interest or seven day period in the case of payment of principal after the trustee gives us written notice informing us of the determination.

By accepting a Dated Subordinated Debt Security each holder and the trustee will be deemed to have waived any right of set-off or counterclaim that they might otherwise have against us. No holder of Dated Subordinated Debt Securities shall be entitled to proceed directly against us unless the trustee has become bound to proceed but fails to do so within a reasonable period and the failure is continuing.

Undated Debt Defaults. Unless the relevant prospectus supplement provides otherwise, an Undated Debt Default shall result if, with respect to any series of Undated Subordinated Debt Securities, we fail to pay:

•	any Missed Payments on or prior to any date upon which a dividend is next paid on any class of share capital of Barclays PLC, or any other ultimate holding company of us, or if there is no holding company, ourselves, or on any class of our preference share capital, and this failure continues for 30 days, or

•	the principal amount and any premium, or any accrued but unpaid interest and any Missed Payments on the date fixed for redemption of such Undated Subordinated Debt Securities and this failure continues for seven business days.

If any Undated Debt Default occurs and is continuing, the trustee may pursue all legal remedies available to it, including the institution of proceedings for our winding-up in England (but not elsewhere), but the trustee may not declare the principal amount of any outstanding Undated Subordinated Debt Securities due and payable. For the purposes of determining whether an Undated Debt Default has occurred, a payment shall not be deemed to be due on any date on which the solvency condition is not satisfied, but this does not apply in regard to proceedings by the trustee for our winding-up in England. However, the trustee may not commence proceedings for our winding-up in England for failure to make any payment in respect of a series of Undated Subordinated Debt Securities if the payment is withheld or refused either:

•	in order to comply with any fiscal or other law or regulation or with the order of any court of jurisdiction, or

•	in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time before the expiry of the 30-day or seven business day period, as applicable, by independent legal advisers acceptable to the trustee.

In the second case, however, the trustee may, by notice to us, require us to take action, including proceedings for a court declaration, to resolve the doubt, if counsel advises it that the action is appropriate and reasonable. In this case we shall proceed with the action promptly and be bound by any final resolution of the doubt. If the action results in a determination that we can make the relevant payment without violating any law, regulation or order then the payment shall become due and payable on the expiration of the 30-day or seven business day period, as applicable, after the trustee gives us written notice informing us of the determination.

By accepting an Undated Subordinated Debt Security, each holder and the trustee will be deemed to have waived any right of set-off or counterclaim that they might otherwise have against us with respect to the Undated Subordinated Debt Security or the applicable indenture. No holder of Undated Subordinated Debt Securities shall be entitled to proceed directly against us unless the trustee has become bound to proceed but fails to do so within a reasonable period, and the failure is continuing.

Waiver; Trustee’s Duties – Subordinated Debt Securities. The holder(s) of not less than a majority in aggregate principal amount of the debt securities of any affected series may waive any past Subordinated Event of Default, Dated Debt Default or Undated Debt Default with respect to the series, except any default in respect of either:

•	the payment of principal of, or any premium, or interest, Deferred Payments, Tier 3 Deferred Payments or Missed Payments on any Subordinated Debt Securities, or

•	a covenant or provision of the relevant indenture which cannot be modified or amended without the consent of each holder of Subordinated Debt Securities of the series.

Subject to the applicable indenture provisions regarding the trustee’s duties, in case a Subordinated Event of Default, Dated Debt Default or Undated Debt Default occurs and is continuing with respect to the debt securities of any series, the trustee will have no obligation to any holder(s) of the Subordinated Debt Securities of that series, unless they have offered the trustee reasonable indemnity. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding Subordinated Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name of and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the applicable indenture, and must not be unjustly prejudicial to the holder(s) of any Subordinated Debt Securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.

The trustee will, within 90 days of a default with respect to the Subordinated Debt Securities of any series, give to each affected holder of the Subordinated Debt Securities of the affected series notice of any default it knows about, unless the default has been cured or waived. However, except in the case of a default in the payment of the principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities, the trustee will be entitled to withhold notice if the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee determine in good faith that withholding of notice is in the interest of the holder(s).

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under each Subordinated Debt Indenture.

Limitations on suits. Before a holder may bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	The holder must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and the holder must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity, and the trustee must not have received an inconsistent direction from the majority in principal amount of all outstanding debt securities of the relevant series during that period.

•	In the case of our winding-up in England, such legal action or proceeding is in the name and on behalf of the trustee to the same extent, but no further, as the trustee would have been entitled to do.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Subordinated Debt Securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive any past Subordinated Event of Default, Dated Debt Default or Undated Debt Default.

Consolidation, Merger and Sale of Assets; Assumption

We may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to, any person of the persons specified in the applicable indenture. However, any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, must be a bank organized under the laws of the United Kingdom that assumes our obligations on the debt securities and the applicable indenture, and a number of other conditions must be met.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder. We, however, must irrevocably guarantee, (on a subordinated basis in substantially the manner described under “ – Ranking” above, in the case of Subordinated Debt Securities,) the obligations of the subsidiary under the debt securities of that series. If we do, all of our direct obligations under the debt securities of the series and the applicable indenture shall immediately be discharged. Unless the relevant prospectus supplement provides otherwise, any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the successor entity is organized, rather than taxes imposed by a U.K. taxing jurisdiction, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by a U.K. taxing jurisdiction. However, if we make payment under this guarantee, we shall also be required to pay Additional Amounts related to taxes (subject to the exceptions set forth in “ – Additional Amounts” above) imposed by a U.K. taxing jurisdiction due to this guarantee payment. A subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “ – Redemption” above with respect to any change or amendment to, or change in the application or interpretation of the laws or regulations (including any treaty) of the assuming corporation’s jurisdiction of incorporation as long as the change or amendment occurs after the date of the subsidiary’s assumption of our obligations. However, the determination of whether the applicable solvency condition has been satisfied shall continue to be made with reference to us, unless applicable law requires otherwise.

The U.S. Internal Revenue Service might deem an assumption of our obligations as described above to be an exchange of the existing debt securities for new debt securities, resulting in a recognition of taxable gain or loss and possibly other adverse tax consequences. Investors should consult their tax advisors regarding the tax consequences of such an assumption.

Governing Law

The debt securities and indentures will be governed by and construed in accordance with the laws of New York State, except that, as specified in the relevant Subordinated Debt Indenture, the subordination provisions of each series of Subordinated Debt Securities and the related indenture will be governed by and construed in accordance with the laws of England.

Notices

Notices regarding the debt securities will be valid:

•	with respect to global debt securities, if in writing and delivered or mailed to each direct holder;

•	if registered debt securities are affected, if given in writing and mailed to each direct holder as provided in the applicable indenture; or

•	with respect to bearer definitive debt securities, if published at least once in an Authorized Newspaper (as defined in the indentures) in the Borough of Manhattan in New York City and as the applicable prospectus supplement may specify otherwise.

Any notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first publication. If publication is not practicable, notice will be valid if given in any other manner, and deemed to have been given on the date, as we shall determine.

The Trustee

The Bank of New York will be the trustee under the indentures. The trustee has two principal functions:

•	First, it can enforce an investor’s rights against us if we default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee acts on an investor’s behalf, described under “Senior Events of Default; Subordinated Event of Default and Defaults; Limitation of Remedies”; and

•	Second, the trustee performs administrative duties for us, such as sending the investor’s interest payments, transferring debt securities to a new buyer and sending investors notices.

We and some of our subsidiaries maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of our respective businesses.

Consent to Service

The indentures provide that we irrevocably designate Barclays Bank PLC, 200 Park Avenue, New York, New York 10166, Attention: General Counsel as our authorized agent for service of process in any proceeding arising out of or relating to the indentures or debt securities brought in any federal or state court in New York City and we irrevocably submit to the jurisdiction of these courts.

Clearance and Settlement

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by The Depository

Trust Company, or DTC, in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./N.V., or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities we issue in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

Global securities will be registered in the name of a nominee for, and accepted for settlement and clearance by, one or more of Euroclear, Clearstream, Luxembourg, DTC and any other clearing system identified in the applicable prospectus supplement.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

Euroclear and Clearstream, Luxembourg hold interests on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositories, which, in the case of securities for which a global security in registered form is deposited with the DTC, in turn hold such interests in customers’ securities accounts in the depositories’ names on the books of the DTC.

The policies of DTC, Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investors’ interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC. DTC has advised us as follows:

•	DTC is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a “banking organization” within the meaning of New York Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of securities.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers and dealers and trust companies that have custodial relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg. Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities.

•	Clearstream, Luxembourg provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear. Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems. We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures-DTC. DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures-Euroclear and Clearstream, Luxembourg. We understand that investors that hold their debt securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants. We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser. A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

Investors should be aware that they will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

DESCRIPTION OF PREFERENCE SHARES

The following is a summary of the general terms of the preference shares of any series we may issue under this registration statement. Each time we issue preference shares we will prepare a prospectus supplement, which you should read carefully. The prospectus supplement relating to a series of preference shares or to a series of debt securities that are convertible into or exchangeable for the preference shares will summarize the terms of the preference shares of the particular series. Those terms will be set out in the resolutions establishing the series that our Board of Directors or an authorized committee adopt, and may be different from those summarized below. If so, the applicable prospectus supplement will state that, and the description of the preference shares of that series contained in the prospectus supplement will apply.

This summary does not purport to be complete and is subject to, and qualified by, our Articles of Association and the resolutions of the Board of Directors or an authorized committee. You should read our Articles of Association as well as those resolutions, which we have filed or we will file with the SEC as an exhibit to the registration statement, of which this prospectus is a part. You should also read the summary of the general terms of the deposit agreement under which ADRs evidencing ADSs that may represent preference shares may be issued, under the heading “Description of American Depositary Receipts”.

General

Under our Articles of Association, our Board of Directors or an authorized committee of the Board is empowered to provide for the issuance of U.S. dollar-denominated preference shares, in one or more series.

The resolutions providing for their issue, adopted by the Board of Directors or the authorized committee, will set forth the dividend rights, liquidation value per share, redemption provisions, voting rights, other rights, preferences, privileges, limitations and restrictions of the preference shares.

As of the date of this prospectus, we have 100,000 outstanding dollar-denominated preference shares, Series 1.

The preference shares of any series will be U.S. dollar-denominated in terms of nominal value, dividend rights and liquidation value per share. They will, when issued, be fully paid and non- assessable. For each preference share issued, an amount equal to its nominal value will be credited to our issued share capital account and an amount equal to the difference between its issue price and its nominal value will be credited to our share premium account. Unless the applicable prospectus supplement specifies otherwise, the preference shares will have a nominal value of $.25 or $100 per share. The preference shares of a series deposited under the deposit agreement referred to in the section “Description of American Depositary Receipts’ will be represented by ADSs of a corresponding series, evidenced by ADRs of the series. The preference shares of these series may only be withdrawn from deposit in registered form. See “Description of American Depositary Receipts”.

The Board of Directors or the authorized committee may only provide for the issuance of preference shares of any series if a resolution of our shareholders has authorized the allotment.

The preference shares of any series will have the dividend rights, rights upon liquidation, redemption provisions and voting rights described below, unless the relevant prospectus supplement provides otherwise. You should read the prospectus supplement for the specific terms of any series, including:

•	the number of shares offered, the number of shares offered in the form of ADSs and the number of preference shares represented by each ADS;

•	the public offering price of the series;

•	the liquidation value per share of that series;

•	the dividend rate, or the method of calculating it;

•	the place where we will pay dividends;

•	the dates on which dividends will be payable;

•	voting rights of that series of preference shares, if any;

•	restrictions applicable to the sale and delivery of the preference shares;

•	whether and under what circumstances we will pay additional amounts on the preference shares in the event of certain developments with respect to withholding tax or information reporting laws;

•	any redemption, conversion or exchange provisions;

•	whether the shares shall be issued as units with shares of a related series;

•	any listing on a securities exchange; and

•	any other rights, preferences, privileges, limitations and restrictions relating to the series.

The prospectus supplement will also describe material U.S. and U.K. tax considerations that apply to any particular series of preference shares.

Title to preference shares of a series in registered form will pass by transfer and registration on the register that the registrar shall keep at its office in the United Kingdom. For more information on the registration, you should read “Registrar and Paying Agent”. The registrar will not charge for the registration of transfer, but the person requesting it will be liable for any taxes, stamp duties or other governmental charges.

We may issue preference shares in more than one related series if necessary to ensure that we continue to be treated as part of the Barclays PLC Group for

U.K. tax purposes. The preference shares of any two or more related series will be issued as preference share units, unless the applicable prospectus supplement specifies otherwise, so that holders of any preference share units will effectively have the same rights, preferences and privileges, and will be subject to the same limitations and restrictions. The following characteristics, however, may differ:

•	the aggregate amount of dividends,

•	the aggregate amounts which may be payable upon redemption,

•	the redemption dates,

•	the rights of holders to deposit the preference shares under the deposit agreement, and

•	the voting rights of holders.

You should read the applicable prospectus supplement for the characteristics relating to any preference shares issuable in two or more related series as a unit.

Unless the applicable prospectus supplement specifies otherwise, the preference shares of each series will rank equally as to participation in our profits and assets with the preference shares of each other series.

Our affiliates may resell preferred shares after their initial issuance in market-making transactions. We describe these transactions above under “Description of Debt Securities – General – Market-Making Transactions.”

Dividend Rights

The holders of the preference shares will be entitled to receive cash dividends on the dates and at the rates as described in the applicable prospectus supplement out of our “distributable profits” when, as and if the dividends are declared by our Board of Directors or an authorized committee. Except as provided in this prospectus and in the applicable prospectus supplement, holders of preference shares will have no right to participate in our profits.

For information concerning the declaration of dividends out of our distributable profits, see “Description of Share Capital – Ordinary Shares – Dividend Rights”.

We will pay the dividends declared on the preference shares of a series to the record holders as they appear on the register on the record dates. A record date will be not less than 30 nor more than 60 days before the relevant dividend payment date, as will be fixed by our Board of Directors or an authorized committee. Subject to applicable fiscal or other laws and regulations, each payment will be made by dollar check drawn on a bank in London or in New York City and mailed to the record holder at the holder’s address as it appears on the register for the preference shares. If any date on which dividends are payable on the preference shares is not a “business day”, which is a day on which banks are open for business and on which foreign exchange dealings may be conducted in London and in New York City, then payment of the dividend payable on that date will be made on the next business day. There will be no additional interest or other payment due to this type of delay.

Dividends on the preference shares of any series will be non-cumulative. If our Board of Directors or an authorized committee fails to declare a dividend payable on a dividend payment date in respect of the preference shares of a series, then the right of holders of preference shares of the series to receive a dividend in respect of the dividend period ending on that dividend payment date will be lost. We will have no obligation to pay the dividend accrued for that dividend period or to pay any interest on the dividend, whether or not dividends on the preference shares of that series or any other series or class of our shares are declared for any subsequent dividend period.

No full dividends will be declared or paid or set apart for payment on any of our preference shares ranking, as to dividends, equally with or below the preference shares of any series for any period unless full dividends have been, or at the same time are, declared and paid, or declared and set aside for payment, on the preference shares of that series for the then-current dividend period. When dividends are not paid in full upon the preference shares of a series and any other of our preference shares ranking equally as to dividends, all dividends declared upon the preference shares of that series and the other preference shares will be declared pro rata so that dividends declared upon the preference shares of each series are in proportion to dividends accrued on the preference shares of the series.

Except as provided in the preceding sentence, unless full dividends on all outstanding preference shares of a series have been paid for the most recently completed dividend period, no dividends, other than in our ordinary shares or other shares ranking below the preference shares of the series as to dividends and upon liquidation, will be declared or paid or set apart for payment, or other distribution made, upon our ordinary shares or other shares ranking, as to dividends or upon liquidation, equally with or below the preference shares of the series. In addition, we will not redeem, repurchase or otherwise acquire for consideration, or pay any money or make any money available for a sinking fund for the redemption of, any of our ordinary shares or other shares ranking equally with or below the preference shares of the series as to dividends or upon liquidation, except by conversion into or exchange for shares ranking below the preference shares of the series as to dividends and upon liquidation, until we have resumed the payment of full dividends for four consecutive quarterly dividend periods on all outstanding preference shares of the series and those ranking equally as to dividends with the preference shares of the series.

We will compute the amount of dividends payable on the preference shares of any series for each dividend period based upon the liquidation value per share of the preference shares of the series by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year. However, we will compute the amount of dividends payable for any dividend period shorter than a full dividend period on the basis of a 360-day year divided into twelve months of 30 days each and, in the case of an incomplete month, on the basis of the actual number of days elapsed.

Rights Upon Liquidation

If there is a return of capital in respect of our voluntary or involuntary liquidation, dissolution, winding-up or otherwise, other than in respect of any redemption or repurchase of the preference shares of a series in whole or in part permitted by our Articles of Association and under applicable law, the holders of the outstanding preference shares of a series will be entitled to receive liquidating distributions. Liquidating distributions will:

•	come from the assets we have available for distribution to shareholders, before any distribution of assets is made to holders of our ordinary shares or any other class of shares ranking below the preference shares upon a return of capital; and

•	be in an amount equal to the liquidation value per share of the preference shares, plus an amount equal to accrued and unpaid dividends, whether or not declared or earned, for the then-current dividend period up to and including the date of commencement of our winding-up or the date of any other return of capital, as the case may be.

If, upon a return of capital, the assets available for distribution are insufficient to pay in full the amounts payable on the preference shares and any other of our shares ranking as to any distribution equally with the preference shares, the holders of the preference shares and of the other shares will share pro rata in any distribution of our assets in proportion to the full respective liquidating distributions to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preference shares of that series will have no claim on any of our remaining assets and will not be entitled to any further participation in the return of capital. If there is a sale of all or substantially all of our assets, the distribution to our shareholders of all or substantially all of the consideration for the sale, unless the consideration, apart from assumption of liabilities, or the net proceeds consists entirely of cash, will not be deemed a return of capital in respect of our liquidation, dissolution or winding-up.

Redemption

Unless the relevant prospectus supplement specifies otherwise, we may redeem the preference shares of each series, at our option, in whole or in part, at any time and from time to time on the dates and at the redemption prices and on all other terms and conditions as set forth in the applicable prospectus supplement. Preference shares comprising preference share units will be redeemed only as units.

If fewer than all of the outstanding preference shares of a series are to be redeemed, we will select by lot, in the presence of our independent auditors, which particular preference shares will be redeemed.

If we redeem preference shares of a series, we will mail a redemption notice to each record holder of preference shares to be redeemed between 30 and 60 days before the redemption date. Each redemption notice will specify:

•	the redemption date;

•	the particular preference shares of the series to be redeemed;

•	the redemption price, specifying the included amount of accrued and unpaid dividends;

•	that any dividends will cease to accrue upon the redemption of the preference shares; and

•	the place or places where holders may surrender documents of title and obtain payment of the redemption price.

No defect in the redemption notice or in the giving of notice will affect the validity of the redemption proceedings.

If we give notice of redemption in respect of the preference shares of a series, then, by 12:00 noon, London time, on the redemption date, we will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price, including the amount of accrued and unpaid dividends for the then-current quarterly dividend period to the date fixed for redemption. We will also give the paying agent irrevocable instructions and authority to pay the redemption price to the holders of those preference shares called for redemption.

If we give notice of redemption, then, when we make the deposit with the paying agent, all rights of holders of the preference shares of the series called for redemption will cease, except the holders’ right to receive the redemption price, but without interest, and these preference shares will no longer be outstanding. Subject to any applicable fiscal or other laws and regulations, payments in respect of the redemption of preference shares of a series will be made by dollar check drawn on a bank in London or in New York City against presentation and surrender of the relevant share certificates at the office of the paying agent located in the United Kingdom.

In the event that any date on which a redemption payment on the preference shares is to be made is not a business day, then payment of the redemption price payable on that date will be made on the next business day. There will be no interest or other payment due to the delay. If payment of the redemption price is improperly withheld or refused, dividends on the preference shares will continue to accrue at the then applicable rate, from the redemption date to the date of payment of the redemption price.

Subject to applicable law, including U.S. securities laws, we may purchase outstanding preference shares of any series by tender, in the open market or by private agreement. Unless we tell you otherwise in the applicable prospectus supplement, any preference shares of any series that we purchase for our own account, other than in the ordinary course of a business of dealing in securities, will be treated as canceled and will no longer be issued and outstanding.

Under the current practices of the Financial Services Authority, we may not redeem or purchase any preference shares unless the Financial Services Authority consents in advance.

Voting Rights

The holders of the preference shares of any series will not be entitled to receive notice of, attend or vote at any general meeting of our shareholders except as provided below or in the applicable prospectus supplement.

Failure to pay dividends

If we fail to pay the equivalent of six consecutive quarterly dividends payable on the preference shares of a series or any other of our preference shares ranking, as to dividends, equally with the preference shares of that series, then the holders of the outstanding preference shares of all of those series, excluding any series of outstanding preference shares which do not have voting rights, will be entitled to appoint two additional members to our Board of

Directors, and to remove either member from office and to appoint another person in place of the member. In exercising this entitlement, the holders will act as a single class without regard to series, either:

•	by written notice given by the holders of a majority in nominal value of the preference shares, or

•	by ordinary resolution passed by a majority of the holders of the preference shares present in person or by proxy at a separate general meeting of the holders convened for the purpose.

No more than 30 days after this entitlement arises, the Board of Directors or an authorized committee will convene a separate general meeting for the above purpose. If the Board of Directors or authorized committee does not convene this meeting within 30 days, the holders of 10% of the aggregate nominal value of the outstanding preference shares of the series and any other preference shares, excluding any series of preference shares which do not have voting rights, will be entitled to convene the meeting. The provisions of our Articles of Association relating to the convening and conduct of general meetings of shareholders will apply to this separate general meeting, except where the provisions are inconsistent with the terms of this paragraph.

Any member of the Board of Directors appointed in this manner shall vacate office if, following the event which gave rise to the appointment, we have resumed the payment of dividends on all of the relevant preference shares for the equivalent of four consecutive quarterly dividend periods. Our Articles of Association provide for a minimum of five members of the Board of Directors, disregarding alternate Directors, with no limit on the maximum number of members. The Financial Services Authority requires that it be satisfied on an ongoing basis that each member of our Board of Directors is fit and proper to hold his or her position. As of the date of this prospectus, our Board of Directors has 12 members.

Variation of Rights

If applicable law permits, the rights, preferences and privileges attached to any series of preference shares may be varied or abrogated only with the written consent of the holders of at least three-fourths of the outstanding preference shares of the series or with the sanction of a special resolution passed at a separate general meeting of the holders of the outstanding preference shares of the series. A special resolution will be adopted if passed by a majority of at least three-fourths of those holders voting in person or by proxy at the meeting. The quorum required for this separate general meeting will be persons holding or representing by proxy at least one-third of the outstanding preference shares of the affected series, except that if at any adjourned meeting where this quorum requirement is not met, any two holders present in person or by proxy will constitute a quorum.

In addition to the voting rights referred to above, if any resolution is proposed for our liquidation, dissolution or winding-up, then the holders of the outstanding preference shares of each series, other than any series of preference shares which do not have voting rights, will be entitled to receive notice of and to attend the general meeting of shareholders called for the purpose of adopting the resolution and will be entitled to vote on that resolution, but no other. When entitled to vote, each holder of preference shares of a series present in person or by proxy has one vote for each preference share held.

Notices of Meetings

A notice of any meeting at which holders of preference shares of a particular series are entitled to vote will be mailed to each record holder of preference shares of that series. Each notice will state:

•	the date of the meeting;

•	a description of any resolution to be proposed for adoption at the meeting on which those holders are entitled to vote; and

•	instructions for the delivery of proxies.

A holder of preference shares of any series in registered form who is not registered with an address in the United Kingdom and who has not supplied an address within the United Kingdom to us for the purpose of notices is not entitled to receive notices of meetings from us. For a description of notices that we will give to the ADR depositary and that the ADR depositary will give to ADR holders, you should read “Description of American Depositary Receipts – Reports and Notices” and “Where You Can Find More Information”.

Registrar and Paying Agent

Our registrar, presently located at One Canada Square, London E14 5AL, England, England will act as registrar and paying agent for the preference shares of each series.

DESCRIPTION OF AMERICAN

DEPOSITARY RECEIPTS

The following is a summary of the general terms and provisions of the deposit agreement under which the ADR depositary will issue the ADRs. The deposit agreement is among us, The Bank of New York, as ADR depositary, and all holders from time to time of ADRs issued under the deposit agreement. This summary does not purport to be complete. We may amend or supersede all or part of this summary to the extent we tell you in the applicable prospectus supplement. You should read the deposit agreement, which is filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part. You may also read the deposit agreement at the corporate trust office of The Bank of New York in New York City and the office of The Bank of New York in London.

Depositary

The Bank of New York will act as the ADR depositary. The office of The Bank of New York in London will act as custodian. The ADR depositary’s principal office in New York City is presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286, and the custodian’s office is presently located at One Canada Square, London E14 5AL, England.

American Depositary Receipts

An ADR is a certificate evidencing a specific number of ADSs of a specific series, each of which will represent preference shares of a corresponding series. Unless the relevant prospectus supplement specifies otherwise, each ADS will represent one preference share, or evidence of rights to receive one preference share, deposited with the London branch of The Bank of New York, as custodian. An ADR may evidence any number of ADSs in the corresponding series.

Deposit and Issuance of ADRs

When the custodian has received preference shares of a particular series, or evidence of rights to receive preference shares, and applicable fees, charges and taxes, subject to the deposit agreement’s terms, the ADR depositary will execute and deliver at its corporate trust office in New York City to the person(s) specified by us in writing, an ADR or ADRs registered in the name of such person(s) evidencing the number of ADSs of that series corresponding to the preference shares of that series.

When the ADR depositary has received preference shares of a particular series, or evidence of rights to receive preference shares, and applicable fees, charges and taxes, subject to the deposit agreement’s terms, the ADR depositary will execute and deliver at its principal office to the person(s) specified by us in writing, an ADR or ADRs registered in the name of that person(s) evidencing the number of ADSs of that series corresponding to the preference shares of that series. Preference shares may be deposited under the deposit agreement as units comprising a preference share of a series and a preference share of a related series. The ADR depositary’s principal office is presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286.

Withdrawal of Deposited Securities

Upon surrender of ADRs at the ADR depositary’s corporate trust office in New York City and upon payment of the taxes, charges and fees provided in the deposit agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the ADR depositary’s corporate trust office in New York City or the custodian’s office in London, of the amount of preference shares of the relevant series represented by the ADSs evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title to the corporate trust office of the ADR depositary.

Holders of preference shares that have been withdrawn from deposit under the deposit agreement will not have the right to redeposit the preference shares.

Dividends and Other Distributions

The ADR depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited preference shares of a particular series to ADR holders, after payment of any charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs of the series representing the preference shares. The cash amount distributed will be reduced by any amounts that we or the ADR depositary must withhold on account of taxes.

If we make a non-cash distribution in respect of any deposited preference shares of a particular series, the ADR depositary will distribute the property it receives to ADR holders, after deduction or upon payment of any taxes, charges and fees provided for in the deposit agreement, in proportion to their holdings of ADSs of the series representing the preference shares. If a distribution that we make in respect of deposited preference shares of a particular series consists of a dividend in, or free distribution of, preference shares of that series, the ADR depositary may, if we approve, and will, if we request, distribute to ADR holders, in proportion to their holdings of ADSs of the relevant series, additional ADRs evidencing an aggregate number of ADSs of that series representing the amount of preference shares received as such dividend or free distribution. If the ADR depositary does not distribute additional ADRs, each ADS of that series will from then forward also represent the additional preference shares of the corresponding series distributed in respect of the deposited preference shares before the dividend or free distribution.

If the ADR depositary determines that any distribution of property, other than cash or preference shares of a particular series, cannot be made proportionately among ADR holders or if for any other reason, including any requirement that we or the ADR depositary withhold an amount on account of taxes or other governmental charges, the ADR depositary deems that such a distribution is not feasible, the ADR depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The ADR depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the ADR depositary provided for in the deposit agreement) to ADR holders as in the case of a distribution received in cash.

Redemption of ADSs

If we redeem any preference shares of a particular series, the ADR depositary will redeem, from the amounts that it receives from the redemption of deposited preference shares of that series, a number of ADSs of the series representing those preference shares which corresponds to the number of deposited preference shares of that series. The ADS redemption price will correspond to the redemption price per share payable with respect to the redeemed preference shares. If we do not redeem all of the outstanding preference shares of a particular series, the ADR depositary will select the ADSs of the corresponding series to be redeemed, either by lot or pro rata to the number of preference shares represented.

We must give notice of redemption in respect of the preference shares of a particular series to the ADR depositary not less than 30 days before the redemption date. The ADR depositary will promptly deliver the notice to all holders of ADRs of the corresponding series.

Record Date

Whenever any dividend or other distribution becomes payable or shall be made in respect of preference shares of a particular series, or any preference shares of a particular series are to be redeemed, or the ADR depositary receives notice of any meeting at which holders of preference shares of a particular series are entitled to vote, the ADR depositary will fix a record date for the determination of the ADR holders who are entitled to receive the dividend, distribution, amount in respect of redemption of ADSs of the corresponding series, or the net proceeds of their sale, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the deposit agreement. This record date will be as near as practicable to the corresponding record date we set.

Voting of the Underlying Deposited Securities

When the ADR depositary receives notice of any meeting or solicitation of consents or proxies of holders of preference shares of a particular series, it will, at our written request and as soon as practicable thereafter, mail to the record holders of ADRs a notice including:

•	the information contained in the notice of meeting;

•	a statement that the record holders of ADRs at the close of business on a specified record date will be entitled, subject to any applicable provision of English law, to instruct the ADR depositary as to the exercise of any voting rights pertaining to the preference shares of the series represented by their ADSs; and

•	a brief explanation of how they may give instructions, including an express indication that they may instruct the ADR depositary to give a discretionary proxy to designated member or members of our board of directors if no such instruction is received.

The ADR depositary has agreed that it will endeavor, in so far as practical, to vote or cause to be voted the preference shares in accordance with any written non-discretionary instructions of record holders of ADRs that it receives on or before the record date set by the ADR depositary. The ADR depositary will not vote the preference shares except in accordance with such instructions or deemed instructions.

If the ADR depositary does not receive instructions from any ADR holder on or before the date the ADR depositary establishes for this purpose, the ADR depositary will deem such holder to have directed the ADR depositary to give a discretionary proxy to a designated member or members of our board of directors. However, the ADR depositary will not give a discretionary proxy to a designated member or members of our board of directors with respect to any matter as to which we inform the ADR depositary that:

•	we do not wish the proxy to be given;

•	substantial opposition exists; or

•	the rights of holders of the preference shares may be materially affected.

Holders of ADRs evidencing ADSs will not be entitled to vote shares of the corresponding series of preference shares directly.

Inspection of Transfer Books

The ADR depositary will, at its corporate trust office in New York City, keep books for the registration and transfer of ADRs. These books will be open for inspection by ADR holders at all reasonable times. However, this inspection may not be for the purpose of communicating with ADR holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

Reports and Notices

We will furnish the ADR depositary with our annual reports as described under “Where You Can Find More Information” in this prospectus. The ADR depositary will make available at its corporate trust office in New York City, for any ADR holder to inspect, any reports and communications received from us that are both received by the ADR depositary as holder of preference shares and made generally available by us to the holders of those preference shares. This includes our annual report and accounts. Upon written request, the ADR depositary will mail copies of those reports to ADR holders as provided in the deposit agreement.

On or before the first date on which we give notice, by publication or otherwise, of:

•	any meeting of holders of preference shares of a particular series;

•	any adjourned meeting of holders of preference shares of a particular series; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of, preference shares of a particular series we have agreed to transmit to the ADR depositary and the custodian a copy of the notice in the form given or to be given to holders of the preference shares. If requested in writing by us, the ADR depositary will, at our expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the preference shares, to all holders of ADRs evidencing ADSs of the corresponding series.

Amendment and Termination of the Deposit Agreement

The form of the ADRs evidencing ADSs of a particular series and any provisions of the deposit agreement relating to those ADRs may at any time and from time to time be amended by agreement between us and the ADR depositary, without the consent of holders of ADRs, in any respect which we may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding ADRs evidencing ADSs of a particular series, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the record holders of those ADRs. Every holder of any ADR at the time an amendment becomes effective, if it has been given notice, will be deemed by continuing to hold the ADR to consent and agree to the amendment and to be bound by the deposit agreement or the ADR as amended. No amendment may impair the right of any holder of ADRs to surrender ADRs and receive in return the preference shares of the corresponding series represented by the ADSs.

Whenever we direct, the ADR depositary has agreed to terminate the deposit agreement as to ADRs evidencing ADSs of a particular series by mailing a termination notice to the record holders of all ADRs then outstanding at least 30 days before the date fixed in the notice of termination. The ADR depositary may likewise terminate the deposit agreement as to ADRs evidencing ADSs of a particular series by mailing a termination notice to us and the record holders of all ADRs then outstanding if at any time 90 days shall have expired since the ADR depositary delivered a written notice to us of its election to resign and a successor ADR depositary shall not have been appointed and accepted its appointment.

If any ADRs evidencing ADSs of a particular series remain outstanding after the date of any termination, the ADR depositary will then:

•	discontinue the registration of transfers of those ADRs,

•	suspend the distribution of dividends to holders of those ADRs, and

•	not give any further notices or perform any further acts under the deposit agreement, except those listed below, with respect to those ADRs.

The ADR depositary will, however, continue to collect dividends and other distributions pertaining to the preference shares of the corresponding series. It will also continue to sell rights and other property as provided in the deposit agreement and deliver preference shares of the corresponding series, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to it.

At any time after the expiration of one year from the date of termination of the deposit agreement as to ADRs evidencing ADSs of a particular series b, the ADR depositary may sell the preference shares of the corresponding series then held. The ADR depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the deposit agreement in respect of those ADRs, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not previously been surrendered.

Charges of ADR Depositary

Unless the applicable prospectus supplement specifies otherwise, the ADR depositary will charge the party to whom it delivers ADRs against deposits, and the party surrendering ADRs for delivery of preference shares of a particular series or other deposited securities, property and cash, $5.00 for each 100, or fraction of 100, ADSs evidenced by the ADRs issued or surrendered. We will pay all other charges of the ADR depositary and those of any registrar, co-transfer agent and co-registrar under the deposit agreement, but unless the applicable prospectus supplement specifies otherwise, we will not pay:

•	taxes, including issue or transfer taxes, U.K. stamp duty or U.K. stamp duty reserve tax other than that payable on the issue of preference shares to the custodian, and other governmental charges,

•	any applicable share transfer or registration fees on deposits or withdrawals of preference shares,

•	cable, telex, facsimile transmission and delivery charges which the deposit agreement provides are at the expense of the holders of ADRs or persons depositing or withdrawing preference shares of any series, or

•	expenses incurred or paid by the ADR depositary in conversion of foreign currency into U.S. dollars.

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the preference shares underlying your ADRs. The ADR depositary may refuse to transfer your ADRs or allow you to withdraw the preference shares underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited preference shares underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If the ADR depositary sells deposited preference shares, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

General

Neither the ADR depositary nor we will be liable to ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, any present or future provision of our articles of association or of the preference shares, or any act of God or war or other circumstances beyond our control in performing our obligations under the deposit agreement. The obligations of us both under the deposit agreement are expressly limited to performing our duties without gross negligence or bad faith.

If any ADSs of a particular series are listed on one or more stock exchanges in the U.S., the ADR depositary will act as registrar or, at our request or with our approval, appoint a registrar or one or more co-registrars for registration of the ADRs evidencing the ADSs in accordance with any exchange requirements. The ADR depositary may remove the registrars or co-registrars and appoint a substitute(s) if we request it or with our approval.

The ADRs evidencing ADSs of any series are transferable on the books of the ADR depositary or its agent. However, the ADR depositary may close the transfer books as to ADRs evidencing ADSs of a particular series at any time when it deems it expedient to do so in connection with the performance of its duties or at our request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any preference shares of the corresponding series, the ADR depositary or the custodian may require the person presenting the ADR or depositing the preference shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the deposit agreement. The ADR depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the preference shares evidenced by the ADR, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The ADR holder will remain liable for any deficiency.

Any ADR holder may be required from time to time to furnish the ADR depositary or the custodian with proof satisfactory to the ADR depositary of citizenship or residence, exchange control approval, information relating to the registration on our books or those that the registrar maintains for us for the preference shares in registered form of that series, or other information, to execute certificates and to make representations and warranties that the ADR depositary deems necessary or proper. Until those requirements have been satisfied, the ADR depositary may withhold the delivery or registration of transfer of any ADR or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited preference shares or other property related to the ADR. The delivery, transfer and surrender of ADRs of any series may be suspended during any period when the transfer books of the ADR depositary are closed or if we or the ADR depositary deem it necessary or advisable.

The deposit agreement and the ADRs are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of general information about our share capital and some provisions of our Articles of Association. This summary does not purport to be complete. It is subject to, and qualified by reference to, our Articles of Association, which you should read. We have filed a copy of our Articles of Association with the SEC as an exhibit to the Registration Statement, of which this prospectus is a part.

General

Our authorized share capital consists of 3,000,000,000 ordinary shares of £1 each, 80,000,000 dollar-denominated preference shares of $0.25 each, 400,000 dollar-denominated preference shares of $100 each, 400,000 euro-denominated preference shares of €100 each, 1,000 sterling-denominated preference shares of £1 each and 400,000 sterling-denominated preference shares of £100 each. As of the date of this prospectus, 2,311,360,515 ordinary shares are outstanding (all of which are beneficially held by Barclays PLC), no dollar-denominated preference shares of $0.25 each, 100,000 dollar-denominated preference shares of $100 each, 240,000 euro-denominated preference shares of €100 each, 1,000 sterling-denominated preference shares of £1 each all of which are beneficially held by Barclays PLC and 75,000 sterling-denominated preference shares of £100 each are outstanding.

Ordinary Shares

Dividend Rights

Holders of ordinary shares are entitled to receive on a pro rata basis, according to the number of paid-up shares held, any dividends that we may declare at a general meeting of shareholders, but no dividends are payable in excess of the amount that our Board of Directors recommends. The Board of Directors may declare and pay to the holders of ordinary shares interim dividends if, in the opinion of our Board, our distributable reserves justify such payment.

Dividends on ordinary shares, as well as on dollar-denominated preference shares of any series, may only be declared and paid out of our “distributable profits”. Rules prescribed by the Companies Act 1985 of Great Britain determine how much of our funds represent distributable profits. In broad outline, dividend distributions may only be made out of the outstanding balance of accumulated realized profits, less the outstanding balance of any accumulated realized losses, and provided that our net assets are not, or would not be reduced to, less than the total of our paid-up share capital and undistributable reserves.

So long as dollar-denominated preference shares of any series are outstanding and full dividends on them have not been paid (or a sum has not been set aside in full) for any dividend period, no dividends may be declared or paid, or other distribution made, upon our ordinary shares. We may, however, pay dividends on our ordinary shares or other shares ranking below the dollar-denominated preference shares of those series as to dividends upon liquidation. In addition, we may not redeem, repurchase or otherwise acquire for any consideration, or pay or make any moneys available for a sinking fund for the redemption of these shares, except by conversion into or exchange for our shares ranking below the dollar-denominated preference shares as to dividends and upon liquidation, until we have resumed the payment of full dividends (or a sum set aside in full) on all outstanding dollar-denominated preference shares or redeem the relevant preference shares in full.

Rights upon Liquidation

If there is a return of capital on our winding up or otherwise, after payment of all liabilities, and after paying or setting apart for payment the full preferential amounts to which the holders of all outstanding dollar-denominated preference shares of any series and any other of our shares ranking senior to the ordinary shares upon liquidation are entitled, our remaining assets will be divided among the holders of ordinary shares pro rata according to the number of ordinary shares held by them.

Voting Rights

Each holder of ordinary shares who is entitled to be present and is present in person or by proxy at a general meeting of shareholders has on a show of hands one vote, and on a poll one vote for each ordinary share held. Voting at any general meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting or by any shareholder present in person or by proxy and entitled to vote.

Miscellaneous

Holders of ordinary shares and dollar-denominated preference shares have no pre-emptive rights under our Articles of Association. However, except in some cases, English law restricts the ability of our Board of Directors, without appropriate authorization from the holders of our ordinary shares at a general meeting, to:

•	allot any shares or rights to subscribe for, or to convert any security into, any of our shares under any circumstances or

•	issue for cash ordinary shares or rights to subscribe for, or to convert any security into, ordinary shares other than through rights to existing holders of ordinary shares.

TAX CONSIDERATIONS

United States Taxation

This section describes the material United States federal income tax consequences of owning preference shares, ADSs or debt securities. It is the opinion of Sullivan & Cromwell LLP, our United States tax counsel. It applies to you only if you acquire your preference shares, ADSs or debt securities in an offering and you hold your preference shares, ADSs or debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person that holds preference shares, ADSs or debt securities as part of a straddle or a hedging or conversion transaction,

•	a person whose functional currency is not the U.S. dollar.

•	in the case of debt securities, a bank,

•	in the case of preference shares or ADSs, a person liable for alternative minimum tax, or,

•	in the case of preference shares or ADSs, a person that actually or constructively owns 10% or more of our voting stock.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, as well as on the income tax convention between the United States of America and the United Kingdom (the “Treaty”). These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the ADR depositary. Assuming that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will in general be treated as the owner of the preference shares represented by those ADSs. Exchanges of preference shares for ADSs or ADSs for preference shares generally will not be subject to United States federal income tax.

If a partnership holds the preference shares, ADSs or debt securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of preference shares, ADSs or debt securities in your particular circumstances.

U.S. Holders

This subsection describes the material United States federal income tax consequences to a U.S. holder of owning preference shares, ADSs or debt securities. You are a U.S. holder if you are a beneficial owner of preference shares, ADSs or debt securities and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Taxation of Debt Securities

This subsection deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. Undated Subordinated Debt Securities generally will not be treated as debt securities for United States federal income tax purposes; the United States federal income tax consequences of owning and disposing Undated Subordinated Debt Securities will be discussed in an applicable prospectus supplement.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “ – Original Issue Discount – General”, you will be taxed on any interest on your debt securities as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the debt security’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “ – Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “ – Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “ – General”, the excess is acquisition premium. If you do not make the election described below under “ – Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies, Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. If applicable, these rules will be discussed in the prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your debt security, and,

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not to exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “ – General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “ – Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “—Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	1.5 percent of the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its issue price as determined above under “Original Issue Discount – General” and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than  1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount – Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be your cost of your debt security adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “ – Original Issue Discount – Short-Term Debt Securities” or “ – Market Discount”

•	attributable to accrued but unpaid interest, or

•	the rules governing contingent payment obligations apply.

Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period of greater than one year.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

Taxation of Preference Shares and ADSs

Dividends. Under the United States federal income tax laws, if you are a U.S. holder, the gross amount of any dividend paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends we pay with respect to the shares or ADSs generally will be qualified dividend income. If any U.K. tax is withheld from a dividend payment, you must include the amount withheld in this gross amount even though you do not in fact receive it. The dividend is ordinary income that you must include in income when you, in the case of preference shares, or the ADR depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the preference shares or ADSs and thereafter as capital gain.

Subject to certain limitations, if any U.K. tax is withheld in accordance with the Treaty and paid over to the United Kingdom, it will be creditable against your United States federal income tax liability. To the extent a refund of such tax withheld is available to you under U.K. law and under the Treaty, any amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability. Dividends will be income from sources outside the United States. Dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

Capital Gains. If you are a U.S. holder and you sell or otherwise dispose of your preference shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount that you realize and your tax basis in your preference shares or ADSs. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period of greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder of owning and disposing of debt securities, preference shares or ADSs. Undated Subordinated Debt Securities generally will not be treated as debt securities for United States federal income tax purposes; the United States federal income tax consequences of owning and disposing Undated Subordinated Debt Securities will be discussed in an applicable prospectus supplement. You are a United States alien holder if you are a beneficial owner of a debt security, preference share or ADS and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

If you are a U.S. holder, this subsection does not apply to you.

Interest on Debt Securities. Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder, interest on a debt security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you have an office or other fixed place of business in the United States to which the interest is attributable and derive the interest in the active conduct of a banking, financing or similar business within the United States.

Dividend on Preference Shares or ADSs. If you are a United States alien holder, dividends paid to you in respect of your preference shares or ADSs will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, the dividends are attributable to a permanent establishment that you maintain in the United States. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate United States alien holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30 percent or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of the Debt Securities, Preference Shares or ADSs. If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of your debt security, preference share or ADS unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding

If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security and dividends or other taxable distributions with respect to a preference share or an ADS within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security, preference share or ADS effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate U. S. holder that:

•	fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest on a debt security or dividends with respect to a preference share or ADS made to you outside the United States by us or another non-United States payor and

•	other payments of principal, interest and dividends and the payment of the proceeds from the sale of a debt security, preference share or ADS effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security, preference share or ADS effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security, preference share or ADS that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security, preference share or ADS effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

United Kingdom Taxation

The following paragraphs summarize certain United Kingdom withholding and other tax considerations with respect to the acquisition, ownership and disposition of the debt securities, preference shares and ADSs described in this prospectus by U.S. holders and other non-U.K. resident persons. It is based upon the opinion of Clifford Chance LLP, our United Kingdom solicitors. The summary is based on current United Kingdom law and HM Revenue & Customs practice and the provisions of the Double Taxation Treaty between the United Kingdom and the United States (the “Treaty”) which came into force on March 31, 2003, all of which are subject to change at any time, possibly with retrospective effect.

The summary only applies to persons who are the absolute beneficial owner of their debt securities, preference shares or ADSs. References to a “U.S. holder” are to that term as described above under “Tax Considerations – United States Taxation – U.S. Holders”. The summary is not comprehensive and does not deal with the position of United Kingdom resident persons or with that of non-U.K. resident persons who carry on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a company, through a permanent establishment through or for the purposes of which their debt securities, preference shares or ADSs are used or held. Additionally the summary may not apply to certain classes of persons, such as dealers in securities.

You should consult your own tax advisors concerning the consequences of acquiring, owning and disposing of debt securities, preference shares and ADSs in your particular circumstances, including the applicability and effect of the Treaty.

Debt Securities

Payments of Interest. If the interest on the debt securities does not have a United Kingdom source, no withholding or deduction for or on account of United Kingdom tax will be made from payments of interest on the debt securities.

Interest on the debt securities may, however, constitute United Kingdom source income for United Kingdom tax purposes. Even if the interest does have a United Kingdom source, the debt securities will constitute “quoted Eurobonds” within the meaning of Section 349 of the Income and Corporation Taxes Act 1988 (the “Taxes Act”), provided they are and continue to be listed on a “recognised stock exchange” within the meaning of Section 841 of the Taxes Act. Accordingly, payments of interest (including payments of premium, if any, to the extent such premium, or any part of such premium, constitutes interest) on the debt securities made by us or any paying agent (or received by any collecting agent) may be made (or received, as the case may be) without withholding or deduction for or on account of United Kingdom income tax provided the debt securities remain listed on a recognised stock exchange at the time of payment.

Interest on debt securities having a maturity of less than one year may also be paid without withholding or deduction for or on account of United Kingdom income tax. In all other cases, unless the interest on the notes is “paid by a bank in the ordinary course of business” within the meaning of Section 349 of the Taxes Act, an amount must be withheld on account of income tax at the lower rate (currently 20%), subject to any direction to the contrary by HM

Revenue & Customs under an applicable double tax treaty and subject to any entitlement to pay gross to holders of debt securities who are within the charge to United Kingdom corporation tax. Interest will be “paid by a bank in the ordinary course of business” unless either (i) the borrowing in question conforms to any of the definitions of tier 1, 2 or 3 capital adopted by the Financial Services Authority, whether or not it actually counts toward tier 1, 2 or 3 capital for regulatory purposes, or (ii) the characteristics of the transaction giving rise to the interest are primarily attributable to an intention to avoid United Kingdom tax. We are currently a “bank” for the purposes of Section 349 of the Taxes Act.

Interest which has a United Kingdom source may be subject to United Kingdom tax by direct assessment even where such interest is paid without withholding. However, as regards a U.S. holder who is not resident in the United Kingdom for United Kingdom tax purposes, interest paid on the debt securities without withholding will not be subject to United Kingdom tax provided that the relevant U.S. holder does not have a “United Kingdom representative”, within the meaning of the Finance Act 1995, through whom the U.S. holder carries on a trade, profession or vocation in the United Kingdom and to which the interest is attributable.

Discount. The profit realized on any disposal (which includes redemption) of any Discount Security may attract United Kingdom withholding tax. However, even if it does not, it may be subject to United Kingdom tax by direct assessment to the same extent as interest which has a United Kingdom source.

Provision of Information. Persons in the United Kingdom paying interest to or receiving interest on behalf of another person may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

In this respect, on June 3, 2003 the council of the European Union (the “Council”) adopted EC Council Directive 2003/48/EC regarding the taxation of savings income (the “Directive”). Under the Directive, each Member State of the European Union is required, from July 1, 2005, to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in that other Member State; however, for a transitional period, Austria, Belgium and Luxembourg may instead apply a withholding system in relation to such payments, deducting tax at rates rising over time to 35 percent. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Also with effect from July 1, 2005, a number of non-EU countries, and certain dependent or associated territories of certain Member States, have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident in a Member State. In addition, the Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a Member State to, or collected by such a person for, an individual resident in one of those territories.

Disposal (including Redemption), Accruals and Changes in Value. A holder of debt securities who is neither resident nor (in the case of an individual) ordinarily resident in the United Kingdom will not be liable to United Kingdom taxation in respect of a disposal (including redemption) of a debt security, any gain accrued in respect of a debt security or any change in the value of a debt security unless the holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a company, through a permanent establishment and the debt security was used in or for the purposes of this trade, profession or vocation or acquired for the use and used by or for the purposes of the branch or agency or permanent establishment.

Inheritance Tax. A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to United Kingdom inheritance tax in respect of his holding of debt securities. This will be the case if a register of the debt securities is held outside the United Kingdom and the securities are only enforceable outside the United Kingdom. If no register is maintained, there may be a liability to inheritance tax if the debt securities are held or enforceable in the United Kingdom, and this may also be the case if the debt securities are registered and the only register which is maintained is maintained in the United Kingdom. If so, exemption from or reduction in any United Kingdom inheritance tax liability may be available for U.S. holders under the Estate Tax Treaty made between the United Kingdom and the United States.

Stamp Duty and Stamp Duty Reserve Tax. No United Kingdom stamp duty or stamp duty reserve tax will generally be payable by a holder of debt securities on the creation, issue or redemption of debt securities.

Subject to certain exceptions (although other exceptions may apply), no liability for United Kingdom stamp duty or stamp duty reserve tax will arise on a transfer of, or an agreement to transfer, debt securities. The exceptions include a security which carries: (i) a right of conversion into shares or other securities or to the acquisition of shares or other securities, including loan capital of the same description, (ii) a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital, (iii) a right to interest the amount of which falls or has fallen to be determined to any extent by reference to the results of, or of any part of, a business or to the value of any property, or (iv) a right on repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed in the Official List of the London Stock Exchange. If one of the exceptions applies so that the transfer or the agreement to transfer is subject to stamp duty or stamp duty reserve tax, the position will be as summarized below in the case of preference shares.

Preference Shares and ADSs

Dividends. No withholding or deduction for or on account of United Kingdom tax will be made from payments of dividends on the preference shares or ADSs.

Subject to the Finance (No. 2) Act 2005 provisions set out below, holders of preference shares or ADSs who are not resident for tax purposes in the United Kingdom and who receive a dividend from ourselves will not have any further United Kingdom tax to pay in respect of the dividend. Such holders will not normally be able to claim any additional payment in respect of the dividend from HM Revenue & Customs under any applicable double tax treaty; in particular, U.S. holders will not be able to claim any additional payment in respect of the dividend from HM Revenue & Customs under the Treaty.

Disposals. Subject to the Finance (No. 2) Act 2005 provisions set out below, shareholders or ADS holders who are neither resident nor (in the case of an individual) ordinarily resident in the United Kingdom will not normally be liable for United Kingdom tax on chargeable gains (or for any other United Kingdom tax upon a disposal or deemed disposal of shares or ADSs) unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a company, through a permanent establishment, and the shares or ADSs are or have been used or held by or for the purposes of the branch or agency or permanent establishment, in which case such shareholder or ADS holder might, depending on individual circumstances, be liable to United Kingdom tax on chargeable gains on any disposal (or deemed disposal) of shares or ADSs.

Finance (No 2) Act 2005. On July 20, 2005, the Finance (No 2) Act 2005 (the “Act”) was given Royal Assent and passed into law. Under certain provisions included in the Act, it is possible that a holder of preference shares subject to UK corporation tax would be taxed as if its preference shares or ADSs were debt securities. The Act sets out certain circumstances in which the provisions would not apply, such as where the shares concerned are “qualifying publicly issued shares” or where the holder does not hold its shares for a “tax avoidance purpose”. There are also certain limited circumstances in which particular holders could fall within the scope of the provisions, even if they held shares which were, or would otherwise be, “qualifying publicly issued shares”. No detailed guidance as to the precise scope of the relevant provisions has been published by HM Revenue & Customs as yet. In the event that holders of preference shares or ADSs are subject to UK corporation tax, they should therefore obtain independent advice as to their tax position.

Inheritance Tax. A holder of ADSs who is an individual domiciled outside the United Kingdom will generally not be liable to United Kingdom inheritance tax in respect of his holding of ADSs. Such an individual may, however, have a liability to inheritance tax in respect of any holding of preference shares. If so, exemption from or reduction in any United Kingdom inheritance tax liability may be available for U.S. holders of preference shares under the Estate Tax Treaty made between the United Kingdom and the United States.

Stamp Duty and Stamp Duty Reserve Tax. Except in certain limited circumstances, any conveyance or transfer on sale or other disposal of shares will be subject to United Kingdom stamp duty or stamp duty reserve tax. The transfer on sale of shares will generally be liable to ad valorem United Kingdom stamp duty or stamp duty reserve tax, generally at the rate of 0.5% of the consideration paid (rounded up to the next multiple of £5 in the case of stamp duty). Stamp duty is usually the liability of the purchaser or transferee of the shares. An unconditional agreement to transfer such shares will generally be subject to stamp duty reserve tax, generally at the rate of 0.5% of the consideration paid, but such liability will be cancelled, or, if already paid, refunded, if the agreement is completed by a duly stamped transfer within six years of the agreement having become unconditional. Stamp duty reserve tax is normally the liability of the purchaser or transferee of the shares.

Where we issue shares, or a holder of shares transfers such shares, to an ADR issuer, a liability for United Kingdom stamp duty or stamp duty reserve tax at the rate of 1.5% (rounded up to the next multiple of £5 in the case of stamp duty) of either the issue price or, in the case of a transfer, the amount or value of the consideration for the transfer, or the value of the shares, may arise. This liability for United Kingdom stamp duty or stamp duty reserve tax will strictly be the liability of the ADR issuer (or their nominee or agent). However, in practice, (i) where shares are issued to an ADR issuer, we will reimburse the ADR issuer or otherwise bear the cost and (ii) where shares are transferred to an ADR issuer, the liability for payment of the United Kingdom stamp duty or stamp duty reserve tax will depend on the arrangements in place between the seller, the ADR issuer and the purchaser.

Where we issue shares, or a holder of shares transfers such shares, to a person providing clearance services (or their nominee or agent) and where the person providing clearance services has not made an election under section 97A Finance Act 1986, a liability for United Kingdom stamp duty or stamp duty reserve tax at the rate of 1.5% (rounded up to the next multiple of £5 in the case of stamp duty) of either the issue price or, in the case of a transfer, the amount or value of the consideration for the transfer, or the value of the shares, may arise. This liability for United Kingdom stamp duty or stamp duty reserve tax will strictly be the liability of the person providing clearance services (or their nominee or agent). However, in practice, (i) where shares are issued to a person providing clearance services (or their nominee or agent), we will reimburse the person providing clearing services or otherwise bear the cost and (ii) where shares are transferred to a person providing clearance services (or their nominee or agent), the liability for payment of the United Kingdom stamp duty or stamp duty reserve tax will depend on the arrangements in place between the seller, the person providing clearance services and the purchaser. Transfers of shares within a clearance system are generally outside the scope of stamp duty as long as there is no instrument of transfer, and are exempt from stamp duty reserve tax.

Where we issue shares, or a holder of shares transfers such shares, to a person providing clearance services (or their nominee or agent), and that person has made an election under section 97A Finance Act 1986, there will be no liability for United Kingdom stamp duty or stamp duty reserve tax at the rate of 1.5% of either the issue price or, in the case of a transfer, the amount or value of the consideration for the transfer, or the value of the shares. However, in such case, a liability for United Kingdom stamp duty or stamp duty reserve tax may arise on the transfer of shares within the clearance system (as set out in the first paragraph under the heading “Stamp Duty and Stamp Duty Reserve Tax”).

Where we issue shares in bearer form that are sterling denominated, we may be liable to stamp duty at the rate of 1.5% of the issue price. In the event that we are so liable, we will pay such stamp duty.

If any ADS are cancelled, with the preference shares that they represent being transferred to the ADS holder, a liability for stamp duty may arise at the fixed rate of £5 on any instrument providing for such transfer of the preference shares.

No liability for stamp duty or stamp duty reserve tax will arise on a transfer of ADSs, provided that any document that effects such transfer is not executed in the United Kingdom and that it remains at all subsequent times outside the United Kingdom. An agreement to transfer ADSs will not give rise to a liability for stamp duty reserve tax.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Securities

We may sell all or part of the securities from time to time, in terms determined at that time, through underwriters, dealers and/or agents, directly to purchasers or through a combination of any of these methods of sale. We will set forth in the applicable prospectus supplement:

•	the terms of the offering of the securities,

•	the names of any underwriters, dealers or agents involved in the sale of the securities,

•	the principal amounts of securities any underwriters will purchase,

•	any applicable underwriting commissions or discounts which shall be no more than 3% of the proceeds from the offering, and

•	our net proceeds.

If we use underwriters in the sale, they will acquire the securities for their own account and they may effect distribution of the securities from time to time in one or more transactions. These transactions may be at a fixed price or prices, which they may change, or at prevailing market prices, or related to prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or underwriters without a syndicate. Unless the applicable prospectus supplement specifies otherwise, the underwriters’ obligations to purchase the securities will depend on certain conditions being satisfied. If the conditions are satisfied the underwriters will be obligated to purchase all of the securities of the series, if they purchase any of them. The initial public offering price of any securities and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

If we use dealers in the sale, unless the applicable prospectus supplement specifies otherwise, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers will determine at the time of resale.

We may also sell securities through agents we designate from time to time, or we may sell securities directly. The applicable prospectus supplement will name any agent involved in the offering and sale of the securities, and will also set forth any commissions that we will pay. Unless the applicable prospectus supplement indicates otherwise, any agent will be acting on a best efforts basis for the period of its appointment. Agents through whom we sell securities may enter into arrangements with other institutions with respect to the distribution of the securities, and those institutions may share in the commissions, discounts or other compensation received by our agents, may be compensated separately and may also receive commissions from the purchasers for whom they may act as agents.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. Dealers may also receive commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The prospectus supplement will identify any underwriter or agent, and describe any compensation that we provide.

If the applicable prospectus supplement so indicates, we will authorize underwriters, dealers or agents to solicit offers to purchase the securities from institutional investors. In this case, the prospectus supplement will also indicate on what date payment and delivery will be made. There may be a minimum amount which an institutional investor may purchase, or a minimum portion of the aggregate principal amount of the securities which may be sold by this type of arrangement. Institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and any other institutions we may approve. The purchasers’ obligations under delayed delivery and payment arrangements will not be subject to any conditions; however, the institutional investors’ purchase of particular securities must not at the time of delivery be prohibited under the laws of any relevant jurisdiction in respect, either of the validity of the arrangements, or the performance by us or the institutional investors under the arrangements.

We may enter into agreements with the underwriters, dealers and agents who participate in the distribution of the securities that may fully or partially indemnify them against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, or be affiliates of Barclays PLC and the Barclays Bank Group in the ordinary course of business.

Barclays Capital Inc. is a subsidiary of Barclays PLC and may participate in one or more offerings of our securities. Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. imposes certain requirements when an NASD member such as Barclays Capital Inc. distributes an affiliated company’s securities, such as those of Barclays Bank PLC. Barclays Capital Inc. has advised us that each particular offering of securities in which it participates will comply with the applicable requirements of Rule 2720.

Barclays Capital Inc. will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Selling Restrictions

Unless the applicable prospectus supplement specifies otherwise, we will not offer the securities or any investments representing securities, including ADSs or ADRs, of any series to the public in the United Kingdom or any member state of the European Economic Area (“EEA”) which has implemented Directive 2003/71/EC (the “Prospectus Directive”).

United Kingdom

Unless otherwise specified in any agreement between us and the underwriters, dealers and/or agents in relation to the distribution of the securities or any investments representing securities, including ADSs or ADRs, of any series and subject to the terms specified in the agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs or ADRs, of any series will confirm and agree that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any securities or any investments representing securities, including ADSs or ADRs, in circumstances in which Section 21(1) of the FSMA would not, if we were not an “authorized person” under the FSMA, apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities, or any investments representing securities, including ADSs and ADRs in, from or otherwise involving the United Kingdom.

European Economic Area

Unless otherwise specified in any agreement between us and the underwriters, dealers and/or agents in relation to the distribution of the securities or any investments representing securities, including ADSs or ADRs, of any series and subject to the terms specified in the agreement, any underwriter, dealer or agent in connection with an offering of securities or any investments representing securities, including ADSs or ADRs, of any series will confirm and agree that with effect from and including the date on which the Prospectus Directive is implemented in a member state of the EEA it has not made and will not make an offer of any securities or any investments representing securities to the public in the relevant member state except that it may, as of the date on which the Prospectus Directive is implemented in such member state, make an offer of the securities to the public in such member state:

•	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to such securities which has been approved by the competent authority in the relevant member state or, where appropriate, approved in another member state and notified to the competent authority in the relevant member state, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

The expression an “an offer of any securities or any investments representing securities to the public” in relation to such securities or investments in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities or investments to be offered so as to enable an investor to decide to purchase the securities or investments, as the same may be varied in the relevant member state by any measure implementing the Prospectus Directive in that member state.

Market-Making Resales

This prospectus may be used by Barclays Capital Inc. in connection with offers and sales of the securities in market-making transactions. In a market-making transaction, Barclays Capital Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Barclays Capital Inc. may act as principal, or agent, including as agent for the counterparty in a transaction in which Barclays Capital Inc. acts as principal, or as agent for both counterparties in a transaction in which Barclays Capital Inc. does not act as principal. Barclays Capital Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Barclays Bank PLC may also engage in transactions of this kind and may use this prospectus for this purpose.

The aggregate initial offering price specified on the cover of the accompanying prospectus supplement relates to the initial offering of the securities described in the prospectus supplement. This amount does not include securities sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as securities previously issued.

Barclays Bank PLC may receive, directly or indirectly, all or a portion of the proceeds of any market making transactions by Barclays Capital Inc. and its other affiliates.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

Matters Relating to Initial Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may choose not to list a particular series of securities on a securities exchange or quotation system. We have been advised by Barclays Capital Inc. that it intends to make a market in the securities, and any underwriters to whom we sell securities for public offering or broker-dealers may also make a market in those securities. However, neither Barclays Capital Inc. nor any underwriter or broker-dealer that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the securities.

Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus or any accompanying prospectus supplement, the terms “this offering” means the initial offering of securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are an English public limited company. Substantially all of our directors and executive officers and a number of the experts named in this document are non-residents of the United States. All or a substantial portion of the assets of those persons are located outside the United States. Most of our assets are located outside of the United States. As a result, it may not be possible for you to effect service of process within the United States upon those persons or to enforce against them judgments of U.S. courts based upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our English solicitors, Clifford Chance LLP, that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the federal securities laws of the United States.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file jointly with Barclays PLC, reports and other information with the SEC.

The SEC maintains an internet site at http://www.sec.gov that contains reports and other information we file electronically with the SEC. You may also inspect and copy reports and other information that we file with the SEC at the public reference facilities maintained at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington D.C. 20549 at prescribed rates. In addition, you may inspect and copy that material at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which some of our securities are listed.

We will furnish to the debt trustee and the warrant trustee referred to under “Description of Debt Securities” and “Description of Warrants” annual reports, which will include a description of operations and annual audited consolidated financial statements prepared in accordance with IFRS, together with a reconciliation of consolidated net income and consolidated ordinary shareholders’ equity to estimated amounts in accordance with U.S. GAAP. We will also furnish the debt trustee and the warrant trustee with interim reports that will include unaudited interim summary consolidated financial information prepared in accordance with IFRS. If we choose to do so, those interim reports may contain a reconciliation of consolidated net income and consolidated ordinary shareholders’ equity to estimated amounts in accordance with U.S. GAAP. We will furnish the debt trustee and the warrant trustee, as applicable, with all notices of meetings at which holders of securities are entitled to vote, and all other reports and communications that are made generally available to those holders.

FURTHER INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the securities offered with this prospectus. This prospectus is a part of that registration statement and it omits some information that is contained in the registration statement. You can access the registration statement together with exhibits on the internet site maintained by the SEC at http://www.sec.gov or inspect these documents at the offices of the SEC in order to obtain that additional information about us and about the securities offered with this prospectus.

VALIDITY OF SECURITIES

If stated in the prospectus supplement applicable to a specific issuance of debt securities or warrants, the validity of the securities under New York law may be passed upon for us by our United States counsel, Sullivan & Cromwell LLP. If stated in the prospectus supplement applicable to a specific issuance of debt securities or warrants, the validity of the securities under English law may be passed upon by our English solicitors, Clifford Chance LLP. Sullivan & Cromwell LLP may rely on the opinion of Clifford Chance LLP as to all matters of English law and Clifford Chance LLP may rely on the opinion of Sullivan & Cromwell LLP as to all matters of New York law. If this prospectus is delivered in connection with an underwritten offering, the validity of the debt securities and the warrants may be passed upon for the underwriters by United States and English counsel for the underwriters specified in the related prospectus supplement. If no English counsel is specified, such United States counsel to the underwriters may also rely on the opinion of Clifford Chance LLP as to certain matters of English law.

EXPERTS

PricewaterhouseCoopers LLP, Chartered Accountants and Registered Auditors, have audited our consolidated financial statements included in the 2004 Form 20-F, as amended, and incorporated by reference in this document and the Registration Statement. We have incorporated the consolidated financial statements in reliance on the report of PricewaterhouseCoopers LLP, Chartered Accountants and Registered Auditors, given on the authority of their firm as experts in auditing and accounting.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses, other than any underwriting discounts and commission and expenses reimbursed by us, to be incurred in connection with the issuance and distribution of the securities registered under the registration statement of which this prospectus forms a part:

Securities and Exchange Commission registration fee	$1,101,756
NASD fee	75,500
Printing and engraving expenses	30,000
Legal fees and expenses	3,000,000
Accountants’ fees and expenses	150,000
Trustee fees and expenses	150,000
ADR Depositary’s fees and expenses	50,000
Miscellaneous	30,000

Total	$4,587,256

PART II OF FORM F-3

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Barclays Bank PLC

Article 157 of the Registrant’s Articles of Association provides:

(a)	Subject to the provisions of the statutes, but without prejudice to any indemnity to which he or she may otherwise be entitled, every director, other officer and auditor of the company and every former director, other former officer and former auditor of the company shall be indemnified out of the assets of the company against any liability, loss or expenditure incurred by him or her in the actual or purported execution and/or discharge of his or her duties and/or the exercise or purported exercise of his or her powers and/or otherwise in relation to or in connection with his or her duties, powers or office including (without prejudice to the foregoing) any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor of the company and in which judgment is given in his or her favour or in which he or she is acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his or her part or incurred in connection with any application in which relief is granted to him or her by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of the company.

(b)	To the extent permitted by the statutes, the board may arrange and maintain insurance cover at the cost of the company in respect of any liability, loss or expenditure incurred by any director, other officer, or auditor of the company in relation to anything done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor.”

On June 22, 2005, the Registrant wrote to each of its directors to confirm, for the avoidance of doubt, that each of its directors has the benefit of and is able to rely upon the indemnity in the Articles of Association set out above, the terms of which are expressly incorporated into their terms of employment or appointment, as appropriate.

Section 309A of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)	Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)	Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of–

(a) the company, or (b) an associated company,

against any liability within subsection (1) is void

This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)	Subsection (3) does not prevent a company from purchasing and maintaining for a director of–

(a) the company, or (b) an associated company,

insurance against any liability within subsection (1).

(6)	In this section–

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company; “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.

Section 309B of the Companies Act 1985 (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	For the purposes of Section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in Section 309A(3) in relation to which conditions A to C below are satisfied.

(2)	Condition A is that the provision does not provide any indemnity against any liability incurred by the director–

(a) to the company, or (b) to any associated company.

(3)	Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay–

(a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)	Condition C is that the provision does not provide any indemnity against any liability incurred by the director–

(a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely–

(i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)	In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)	For the purposes subsection (5) a conviction, judgment or refusal of relief becomes final–

(a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)	An appeal is disposed of–

(a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8)	In this section “associated company” and “provision” have the same meaning as in Section 309A.

Section 727 of the Companies Act 1985 provides:

(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper”.

The Bank has obtained director’s and officer’s liability insurance coverage which, subject to policy terms and limitations, includes coverage for directors and officers of the Bank and to reimburse the Bank for amounts paid to directors or officers of the Bank by way of lawful indemnity.

Reference is made to Section 9 of the Underwriting Agreement (the form of which is included as an Exhibit to this Registration Statement), which provides that each Underwriter will indemnify the Bank, its directors, officers (including the authorized representative of the Bank in the United States) and each person, if any, who controls the Bank within the meaning of the Securities Act of 1933 from and against certain civil liabilities.

Item 9.	Exhibits

Number		Description

1.1	—	Form of Underwriting Agreement.*

1.2	—	Form of Distribution Agreement between the Bank and Barclays Capital Inc. (incorporated by reference to the Form 6-K (File No. 001-10257) filed by the Bank with the Securities and Exchange Commission on September 20, 2004).

4.1	—	Dated Subordinated Debt Indenture, dated as of June 30, 1998, between the Bank and The Bank of New York, as Trustee.**

4.2	—	Form of Undated Subordinated Debt Indenture between the Bank and The Bank of New York, as Trustee.*

4.3	—	Senior Debt Indenture dated September 16, 2004 between the Bank and The Bank of New York, as Trustee.

4.4	—	Form of Deposit Agreement among the Bank, The Bank of New York, as ADR depositary, and all holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Form F-6 (File No. 33-125102) filed with the Securities and Exchange Commission on May 20, 2005).

4.5	—	Form of share certificate representing Preference Shares of any series in registered form.***

4.6	—

Form of share certificate representing Preference Shares of any series in registered form.***

The Bank will, upon request of the Securities and Exchange Commission, furnish copies of trust deeds and instruments relating to other long-term debt instruments of the Barclays Bank Group.

5.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to the validity of the debt securities and ADSs.

5.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to the validity of the debt securities and Preference Shares.

8.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain matters of United States taxation.

8.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain matters of United Kingdom taxation (included in Exhibit 5.2 above).

12.1	—	Calculation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibits 7.1 and 7.2 to Annual Report on Form 20-F for the final year ended December 31, 2004 filed by the Bank with the Commission on March 24, 2005).

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1 above).

23.3	—	Consent of Clifford Chance LLP (included in Exhibit 5.2 above).

24.1	—	Powers of Attorney.

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibits 4.1 above.**

25.2	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibits 4.2 above.*

25.3	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibits 4.3 above (incorporated by reference to Registration Statement on Form F-3 (File No. 333-85646) filed by the Registrant with the Securities and Exchange Commission on April 1, 2002).

*	Incorporated by reference to Registration Statement on Form F-3 (File No. 333-8054) filed by the Registrant with the Securities and Exchange Commission on December 12, 1997.

**	Incorporated by reference to Registration Statement on Form F-3 (File No. 333-12384) filed by the Registrant with the Securities and Exchange Commission on August 11, 2000.

***	Incorporated by reference to Registration Statement on Form F-3 (File No. 333-51020) filed by the Registrant with the Securities and Exchange Commission on August 19, 1992.

Item 10.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

(i) To include any document required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the document any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering unless such financial statements or information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

The undersigned Registrant hereby undertakes, that for purposes of determining any liability under the Securities Act of 1933, each filing of Barclays Bank PLC’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Barclays Bank PLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 22nd day of July, 2005.

BARCLAYS BANK PLC

By:	/s/ Naguib Kheraj
Naguib Kheraj
Group Finance Director (Principal Financial Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 22, 2005	By:	/s/ Naguib Kheraj
Naguib Kheraj Group Finance Director (Principal Financial Officer) and Director

Date: July 22, 2005	By:	/s/ Michael Montgomery
Michael Montgomery Authorized U.S. Representative

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on behalf of the following persons by Naguib Kheraj, in his capacity as attorney-in-fact pursuant to the Power of Attorney filed as Exhibit 24.1 hereto, and on the date indicated.

Name	Title

Matthew William Barrett	Chairman

John Silvester Varley	Group Chief Executive (Principal Executive Officer) and Director

Robert Edward Diamond Jr.	Director

Gary Andrew Hoffman	Director

Roger William John Davis	Director

David Lawton Roberts	Director

Sir David Arculus	Director

Sir Richard Broadbent	Director

Richard Leigh Clifford	Director

Prof. Dame Sandra Dawson	Director

Sir Andrew Likierman	Director

Sir Nigel Rudd DL	Director

Stephen George Russell	Director

Robert King Steel	Director

John Michael Sunderland	Director

Date: July 22, 2005	By:
Naguib Kheraj Attorney-in-Fact

INDEX TO EXHIBITS

Number		Description

1.1	—	Form of Underwriting Agreement.*

1.2	—	Form of Distribution Agreement between the Bank and Barclays Capital Inc. (incorporated by reference to the Form 6-K (File No. 001-10257) filed by the Bank with the Securities and Exchange Commission on September 20, 2004).

4.1	—	Dated Subordinated Debt Indenture, dated as of June 30, 1998, between the Bank and The Bank of New York, as Trustee.**

4.2	—	Form of Undated Subordinated Debt Indenture between the Bank and The Bank of New York, as Trustee.*

4.3	—	Senior Debt Indenture dated September 16, 2004 between the Bank and The Bank of New York, as Trustee.

4.4	—	Form of Deposit Agreement among the Bank, The Bank of New York, as ADR depositary, and all holders from time to time of American Depositary Receipts issued thereunder, including the form of American Depositary Receipt (incorporated by reference to Form F-6 (File No. 33-125102) filed with the Securities and Exchange Commission on May 20, 2005).

4.5	—	Form of share certificate representing Preference Shares of any series in registered form.***

4.6	—

Form of share certificate representing Preference Shares of any series in registered form.***

The Bank will, upon request of the Securities and Exchange Commission, furnish copies of trust deeds and instruments relating to other long-term debt instruments of the Barclays Bank Group.

5.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to the validity of the debt securities and ADSs.

5.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to the validity of the debt securities and Preference Shares.

8.1	—	Opinion of Sullivan & Cromwell LLP, U.S. counsel for the Registrant, as to certain matters of United States taxation.

8.2	—	Opinion of Clifford Chance LLP, English solicitors to the Registrant, as to certain matters of United Kingdom taxation (included in Exhibit 5.2 above).

12.1	—	Calculation of ratio of earnings to fixed charges (incorporated herein by reference to Exhibits 7.1 and 7.2 to Annual Report on Form 20-F for the final year ended December 31, 2004 filed by the Bank with the Commission on March 24, 2005).

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Sullivan & Cromwell LLP (included in Exhibits 5.1 and 8.1 above).

23.3	—	Consent of Clifford Chance LLP (included in Exhibit 5.2 above).

24.1	—	Powers of Attorney.

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibits 4.1 above.**

25.2	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibits 4.2 above.*

25.3	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibits 4.3 above (incorporated by reference to Registration Statement on Form F-3 (File No. 333-85646) filed by the Registrant with the Securities and Exchange Commission on April 1, 2002).

*	Incorporated by reference to Registration Statement on Form F-3 (File No. 333-8054) filed by the Registrant with the Securities and Exchange Commission on December 12, 1997.

**	Incorporated by reference to Registration Statement on Form F-3 (File No. 333-12384) filed by the Registrant with the Securities and Exchange Commission on August 11, 2000.

***	Incorporated by reference to Registration Statement on Form F-3 (File No. 333-51020) filed by the Registrant with the Securities and Exchange Commission on August 19, 1992.